                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                      among

                            EAGLE FAMILY FOODS, INC.,

                       EAGLE FAMILY FOODS HOLDINGS, INC.,

                                   MOTT'S INC.

                                       and

                         CADBURY BEVERAGES DELAWARE INC.

                           Dated as of August 13, 2001



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.    SALE OF ASSETS AND ASSUMPTION OF LIABILITIES.....................1

       1.1.   Sale of Assets...................................................1
       1.2.   Assets...........................................................2
       1.3.   Excluded Assets..................................................3
       1.4.   Assumed Liabilities..............................................5
       1.5.   Excluded Liabilities.............................................6

SECTION 2.    PURCHASE PRICE AND ADJUSTMENTS...................................7

       2.1.   Purchase Price...................................................7
       2.2.   Purchase Price Adjustments.......................................7
       2.3.   Proration of Real and Personal Property Taxes....................9

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF EAGLE AND HOLDINGS............10

       3.1.   Corporate Existence; Subsidiary.................................10
       3.2.   Corporate Authority; No Violation...............................11
       3.3.   Governmental Approvals; Consents................................11
       3.4.   Financial Statements; Undisclosed Liabilities; Commission
              Filings.........................................................12
       3.5.   Absence of Changes..............................................13
       3.6.   Real Property...................................................14
       3.7.   Contracts.......................................................15
       3.8.   Litigation, Agencies............................................16
       3.9.   Intangible Property Rights......................................17
       3.10.  Insurance.......................................................18
       3.11.  Tax Matters.....................................................18
       3.12.  Employment and Benefits.........................................19
       3.13.  Compliance with Laws............................................20
       3.14.  Finders; Brokers................................................21
       3.15.  Environmental Matters...........................................21
       3.16.  Product Guaranty; Warranty; Inventory...........................23
       3.17.  Product Recalls.................................................24
       3.18.  Customers and Suppliers.........................................24
       3.19.  Title and Condition of the Assets...............................24
       3.20.  Consumer List...................................................25
       3.21.  Loading.........................................................25

SECTION 4.    REPRESENTATIONS OF BUYER AND IP BUYER...........................25

       4.1.   Corporate Existence.............................................25
       4.2.   Corporate Authority.............................................26
       4.3.   Governmental Approvals; Consents................................26
       4.4.   Finders; Brokers................................................26
       4.5.   Financial Capacity..............................................26


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SECTION 5.    AGREEMENTS OF BUYER, IP BUYER, EAGLE AND HOLDINGS...............27

       5.1.   Operation of the Business.......................................27
       5.2.   Investigation of Business.......................................28
       5.3.   Mutual Cooperation; No Inconsistent Action......................28
       5.4.   Public Disclosures..............................................29
       5.5.   Access to Records and Personnel.................................30
       5.6.   License Agreements..............................................30
       5.7.   Employee Relations and Benefits.................................31
       5.8.   Asset Reconciliation............................................33
       5.9.   "As Is" Condition...............................................33
       5.10.  Non-Solicitation of Eagle Employees.............................33
       5.11.  Prohibited Activities...........................................34
       5.12.  Consumer Claims and Complaints..................................34
       5.13.  Promotion/Pricing Allowance.....................................34
       5.14.  Administration of Accounts and Related Matters; Customer
              Inquiries.......................................................35
       5.15.  Covenant Not to Compete; Non Solicitation; Confidentiality......35
       5.16.  Termination of Broker Agreements................................36
       5.17.  Packaging Materials and Supplies................................36
       5.18.  No Solicitation or Negotiations.................................37
       5.19.  Removal of Excluded Assets......................................37
       5.20.  Mixed Pallet Co-Promotions......................................37
       5.21.  Maintenance of Assets...........................................37
       5.22.  Acquisition of Rights of Confidentiality........................37

SECTION 6.    CONDITIONS......................................................38

       6.1.   Conditions Precedent to Obligations of All Parties..............38
       6.2.   Conditions Precedent to Obligation of Eagle and Holdings........38
       6.3.   Conditions Precedent to Obligation of IP Buyer and Buyer........39

SECTION 7.    CLOSING.........................................................41

       7.1.   Closing Date....................................................41
       7.2.   Buyer Deliveries................................................41
       7.3.   Eagle Deliveries................................................42

SECTION 8.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.....42

       8.1.   Survival of Representations, Warranties, Covenants and
              Agreements......................................................42
       8.2.   Indemnification by Eagle and Holdings...........................42
       8.3.   Indemnification by Buyer and IP Buyer...........................44
       8.4.   Indemnification Calculations....................................45

SECTION 9.    TERMINATION.....................................................46

       9.1.   Termination Events..............................................46
       9.2.   Effect of Termination...........................................47

SECTION 10.   ALTERNATIVE DISPUTE RESOLUTION..................................47


SECTION 11.   MISCELLANEOUS...................................................47


                                       ii

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       11.1.  Notices.........................................................47
       11.2.  Bulk Transfers..................................................48
       11.3.  Transaction Taxes...............................................48
       11.4.  Further Assurances; Asset Returns...............................48
       11.5.  Other Covenants.................................................49
       11.6.  Expenses........................................................49
       11.7.  Non-Assignability...............................................49
       11.8.  Amendment; Waiver...............................................50
       11.9.  Representations and Warranties; Schedules and Exhibits..........50
       11.10. Third Parties...................................................51
       11.11. Governing Law...................................................51
       11.12. Consent to Jurisdiction.........................................51
       11.13. Certain Definitions.............................................51
       11.14. Entire Agreement................................................52
       11.15. Section Headings; Table of Contents.............................52
       11.16. Severability....................................................52
       11.17. Counterparts....................................................52
       11.18. Updating Eagle Disclosure Schedules.............................52


EXHIBITS
--------
EXHIBIT A  -  Borden License Agreement
EXHIBIT B  -  ReaLemon License Agreement
EXHIBIT C  -  Form of Assumption Agreement
EXHIBIT D  -  Morgan, Lewis & Bockius LLP Opinion
EXHIBIT E  -  Form of Bill of Sale Agreement
EXHIBIT F  -  Willkie Farr & Gallagher Opinion
EXHIBIT G  -  FIRPTA Certificate
EXHIBIT H  -  Form of Services Agreement


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of August 13, 2001 (hereinafter "Agreement"), among EAGLE FAMILY FOODS, INC., a Delaware corporation ("Eagle"), EAGLE FAMILY FOODS HOLDINGS, INC., a Delaware corporation ("Holdings"), CADBURY BEVERAGES DELAWARE INC., a Delaware corporation ("IP Buyer") and MOTT'S INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Eagle is engaged, in part, in the business of developing, manufacturing, marketing, distributing and selling shelf-stable juice sold under the ReaLemon/ReaLime and related brand names (which businesses are hereinafter referred to as the "Business"); and

     WHEREAS, Buyer and IP Buyer desire to purchase from Eagle and Eagle desires to sell to Buyer and IP Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets and certain of the liabilities of Eagle principally related to the Business (such purchase, the "Asset Purchase");

     NOW, THEREFORE, in consideration of the foregoing representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   SECTION 1.
                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

     1.1. Sale of Assets.

     (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, Eagle shall sell, assign, transfer, convey and deliver to the appropriate party as designated in
Section 1.1(b) free and clear of any lien or other encumbrance other than Permitted Liens (as defined below), and such party shall purchase or assume, as the case may be, all of the assets, rights, properties, claims, contracts and business of Eagle which are principally utilized in the Business, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located (the "Assets"), other than the Excluded Assets described in Section 1.3 hereof. As of the Closing, risk of loss as to the Assets shall pass from Eagle to the appropriate party.

     (b) Manner of Conveyance of Specific Assets. The Assets shall be specifically conveyed to and purchased by Buyer and IP Buyer as follows:

          (i) All Assets other than Intangible Property (as defined below) shall be sold, assigned, transferred, conveyed and delivered to Buyer.

          (ii) All of the Intangible Property shall be sold, assigned, transferred, conveyed and delivered to IP Buyer.

     1.2. Assets. The Assets to be purchased by Buyer and IP Buyer at the Closing include, without limitation, all of Eagle's rights, title and interest in and to the following:

     (a) Real Property. All Real Property (as defined in Section 3.6(a)) set forth on Schedule 3.6 hereto, including the Facility (as defined in Section 3.6(a)) thereon, and all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads and appurtenances pertaining to or accruing to the benefit of such property to which Eagle has title, in each case subject to the exceptions described on Schedule
3.6 hereto.

     (b) Machinery and Equipment. All machinery, vehicles, computers, furniture, fixtures, equipment, supplies and other items of personal property owned by Eagle, which are located at the Facility on the Closing Date or otherwise principally used in or related to the Business or necessary to operate the Facility; including, without limitation, the machinery, vehicles, computers, furniture, fixtures, equipment, supplies and other items of personal property described on Schedule 1.2(b) hereto (the "Machinery") and all warranties and guarantees, if any, express or implied, existing for the benefit of Eagle in connection with the Machinery, to the extent transferable.

     (c) Intangible Property. The Assets set forth in this Section 1.2(c) shall be collectively referred to as the "Intangible Property".

          (i) Patent Rights. All of Eagle's right, title and interest in the following, used principally in connection with the Business or necessary to conduct the Business as presently conducted and/or set forth on Schedule 3.9(a) hereto: (A) unexpired domestic and foreign patents and patent applications, as well as all reissues, divisionals, continuations and continuations-in-part and any patents issuing thereon and all documents or files pertaining thereto; and (B) license agreements and other agreements which relate to inventions and discoveries and any patent applications and patents thereon, as well as improvements therein; all solely in the territories set forth on such Schedule 3.9(a);

          (ii) Trademark Rights. All of Eagle's right, title and interest in the following, used principally in connection with the Business or necessary to conduct the Business as presently conducted and/or set forth on Schedule 3.9(b) hereto: (A) trademarks, trademark registrations, trademark applications and trade names (including all documents or files pertaining to and all translations, adoptions, derivations and combinations of any of the foregoing); (B) licenses or other rights to use trademarks or trade dress owned by others; and (C) any trade dress; and all goodwill associated with any of the foregoing and symbolized thereby solely in the territories set forth on Schedule 3.9(b);

          (iii) Copyrights. All of Eagle's right, title and interest in the following, used principally in connection with the Business or necessary to conduct the Business as presently conducted and/or set forth on Schedule 3.9(c) hereto: (A) copyrights, copyright registrations and copyright applications (including all physical embodiments of and all files and documents pertaining to any of the foregoing) and (B) licenses or other rights to use the copyrights of others; all solely in the territories set forth on such Schedule 3.9(c);


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          (iv) Technology. All of Eagle's right, title and interest in the
     Technology (as defined in Section 3.9(a));

          (v) Business Information. All business information, management systems (to the extent transferable) and related books, files and records currently used principally in connection with the Business or necessary to conduct the Business as presently conducted, including but not limited to any database, advertising, marketing and sales plans and programs, trade secrets, business and strategic plans, customer lists, business methods, techniques, formulas and recipes; all in any tangible medium of expression; and

          (vi) Internet Rights. All right, title and interest of Eagle in the following, used principally in connection with the Business or necessary to conduct the Business as presently conducted and/or set forth on Schedule 3.9(d) hereto: domain name registrations and reservations, if applicable.

     (d) Contracts. Subject to Section 1.3, all Contracts (as defined in Section 3.7(a)) to which Eagle is a party or by which Eagle is bound as of the Closing Date.

     (e) Licenses and Permits. To the extent transferable, all Licenses and Permits (as defined in Section 3.13) owned or used by Eagle and which relate principally to the operation of the Business.

     (f) Inventories. The finished products produced by or on behalf of the Business and owned or shipped (to the extent owned) by Eagle on the Closing Date and all work-in-process, raw materials, packaging materials and other materials and supplies used in connection therewith, principally related to the Business and owned by Eagle on the Closing Date, including (i) any of the foregoing whether or not located at any location controlled by Eagle, in transit to the Facility or in possession of third parties on behalf of Eagle and (ii) returns of inventory following the Closing Date (collectively, the "Inventory").

     (g) Books and Records. All books and records primarily related to the Business in whatever form they exist, and a copy (electronic or paper) of all other material books and records related to the Business.

     (h) Memorabilia. All memorabilia of or related to the Business in the control or possession of Eagle or any of its affiliates.

     (i) Other Assets. All other assets, including all prepaid expenses, principally utilized in the Business owned by Eagle included in (i) the Financial Statements (as defined in Section 3.4), to the extent still in existence on the Closing Date, and (ii) the Closing Statement (as defined in Section 2.2(b)) including, in each case, the notes thereto but excluding the Excluded Assets (as defined in Section 1.3 below).

     1.3. Excluded Assets. It is expressly agreed that Eagle will retain and neither Buyer nor IP Buyer will acquire the following assets (collectively, the "Excluded Assets"):

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     (a) Non-Acquired Assets. Any assets utilized by Eagle principally in connection with businesses other than the Business.

     (b) Cash and Cash Equivalents. Cash and cash equivalents, including, without limitation, bank deposits, investments in so-called "money market" funds, commercial paper funds, certificates of deposit, Treasury bills and accrued interest thereon, other than any of the foregoing to the extent arising out of operations of the Business on or after the Closing Date.

     (c) Tax Refunds. Any refunds or credits (including interest thereon or claims therefore) with respect to any Taxes (as defined in Section 3.11(a)) relating to the Assets for any period or portion thereof ending on or before the Closing Date, other than any Taxes assumed by Buyer pursuant to Section 11.3.

     (d) Insurance Contracts. Any contracts of insurance in respect of the Business; and any reimbursement for, or other benefit associated with prepaid insurance (except to the extent any of such prepaid insurance was charged to the Business), and any rights associated with any prepaid insurance expense for which Buyer will not receive the benefit after the Closing Date, including, without limitation, any insurance proceeds with respect to events occurring prior to the Closing Date, to the extent Eagle assumes or retains the cost of any such event or indemnifies Buyer with respect to such event.

     (e) Excluded Information Systems. Any information systems of the Business identified in Schedule 1.3(e).

     (f) Employee Benefit Assets. Except as expressly provided in Section 5.7 hereof, assets relating to the Benefit Plans (as defined in Section 3.12(b)).

     (g) Transferred or Disposed Assets. Any assets transferred or otherwise disposed of by Eagle in the ordinary course of the Business prior to the Closing and not in violation of this Agreement, or with Buyer's prior written consent.

     (h) Trademarks. (i) All corporate trademarks, servicemarks, trade names of Eagle and its affiliates incorporating the words "Eagle Family Foods" or otherwise set forth on Schedule 1.3(h) and/or any logos related thereto or used in connection therewith not associated principally with the Business, or containing any trademarks, service marks, trade names or logos associated principally with the Business including; (ii) any translations, adaptations, derivations or combinations of any of the items indicated in (i); and (iii) all goodwill associated with any of the items indicated in (i) and (ii).

     (i) Excluded Receivables. The accounts receivables and other receivables of the Business, including without limitation, the receivables set forth on
Schedule 1.3(i), but excluding the accounts receivables and other receivables of the Business arising on or after the Closing Date.

     (j) UPC Number. Any manufacturer's identification number included in a Universal Product Code number; provided, however, that Eagle shall consent to Buyer (i) manufacturing finished goods inventory containing the manufacturer's identification number used by Eagle until the first (1st) anniversary of the Closing Date, (ii) selling any finished goods

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inventory existing as of the Closing Date or manufactured pursuant to clause (i)
prior to the first (1st) anniversary of the Closing Date, (iii) using any packaging existing as of the Closing Date or manufactured pursuant to clause (i) prior to the first (1st) anniversary of the Closing Date, and (iv) reselling any returned inventory containing the manufacturer's identification number used by Eagle prior to the first (1st) anniversary of the Closing Date.

     (k) Promotional Contracts. Any contracts involving advertising or promotional programs (excluding broker and distribution agreements) with a third party or third party trade name or trademark, and all rights and obligations under such promotional contracts, including, without limitation, those set forth on Schedule 1.3(k).

     (l) Other Agreements. The agreement with Broad Street Licensing Group LLC, dated May 18, 2000, as well as any licenses resulting therefrom and all payments, debts, obligations and liabilities arising under such agreements.

     (m) Other Excluded Assets. Such other specific assets used in the Business as are listed on Schedule 1.3(m).

     1.4. Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due, all of the following debts, liabilities and obligations of Eagle (collectively, the "Assumed Liabilities"):

     (a) all debts, obligations and liabilities in respect of the Business or the Assets arising or incurred by Buyer or IP Buyer on and after the Closing Date;

     (b) all debts, obligations and liabilities which arise on account of Buyer's operation of the Business, the use of the Assets, and/or sale of any products manufactured and/or sold by Buyer on and after the Closing Date;

     (c) all Taxes related to the Business attributable to periods or portions thereof beginning on or after the Closing Date;

     (d) all obligations and liabilities of Eagle under the Contracts (other than the Contracts that are Excluded Assets) and Licenses and Permits requiring performance on or after the Closing Date (other than as a result of default by Eagle or its agents or affiliates occurring prior to the Closing Date);

     (e) all obligations and liabilities assumed by Buyer pursuant to Section
5.7 hereof;

     (f) all Environmental Liabilities of Eagle arising as a result of at anytime being the owner, occupant of, or the operator of the activities conducted at the Facility (provided that the foregoing shall in no way limit the representations and warranties contained in Section 3.15 or Eagle's and Holdings' obligations under Section 8.2(a)(i));

     (g) all liabilities for (i) inventory returns received after the Closing Date for products sold on or after the Closing Date and (ii) inventory reclamation costs for products of the

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Business returned to reclamation centers on or after the Closing Date in excess of Seventy-Five Thousand Dollars ($75,000);

     (h) all liabilities for commissions and sales incentives payable to brokers based on sales earned on or after the Closing Date notwithstanding the fact that the agreements with such brokers have been terminated pursuant to Section 5.16; and

     (i) all liabilities or obligations to Olmarc Packaging Company for any charges or obligations arising on or after the Closing Date for the storage, maintenance, transportation or removal of equipment constituting Assets.

     1.5. Excluded Liabilities. Except as expressly provided in Section 1.4, Buyer and IP Buyer assume no liabilities or obligations relating to the Business, the Assets or Eagle. All such liabilities and obligations, including, without limitation, the following liabilities are, and shall remain, the liabilities and obligations of Eagle (collectively, the "Excluded Liabilities"):

     (a) all obligations and liabilities arising out of or relating to the Excluded Assets;

     (b) all debts, liabilities or obligations of Eagle that do not arise out of or are not related to the Business;

     (c) except as specifically set forth in Sections 1.4(g), 1.4(h), 1.4(i), 1.4(j) and 1.5(e), all trade and drafts payable of Eagle ("Trade Payables");

     (d) except as provided in Section 2.2(e), all liabilities for (i) coupons dropped on or before the Closing Date (regardless of when such coupon is or was redeemed), and (ii) inventory returns received for products sold prior to the Closing Date and (iii) inventory reclamation costs for products of the Business returned to reclamation centers on or after the Closing Date to a maximum of Seventy-Five Thousand Dollar ($75,000);

     (e) all liabilities related to (i) income Taxes of Eagle, (ii) except as provided in Section 11.3 hereof, Taxes attributed to the transfer of the Assets or the assumption of the Assumed Liabilities pursuant to this Agreement, (iii) all other Taxes related to the Business attributable to periods or portions thereof ending on or prior to the Closing Date and (iv) Taxes of any other person pursuant to an agreement or otherwise;

     (f) all liabilities or obligations of Eagle and Holdings to their stockholders;

     (g) all liabilities for commissions and sales incentives payable to brokers based on sales earned prior to the Closing Date;

     (h) any indebtedness (whether current or long term) of Eagle or the Business;

     (i) any other obligations and liabilities for which Eagle has expressly assumed responsibility pursuant to this Agreement, including without limitation, the obligations and liabilities assumed by Eagle pursuant to Section 5.7; and

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     (j) all obligations and liabilities of Eagle or Holdings set forth on
Schedule 1.5.

                                   SECTION 2.
                         PURCHASE PRICE AND ADJUSTMENTS

     2.1. Purchase Price.

     (a) The aggregate purchase price for the Business shall be One Hundred Twenty-Eight Million Four Hundred Twenty-Five Thousand United States Dollars ($128,425,000.00), as adjusted as provided in Section 2.2 (the "Purchase Price"). The portion of the purchase price payable by each buyer (for the particular Assets to be acquired by such buyer) shall be the amount set forth on
Schedule 2.1(a).

     (b) The parties hereto agree to allocate the Purchase Price plus all Assumed Liabilities required to be treated as purchase consideration for federal income tax purposes in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. The allocation of the Purchase Price shall be as set forth in Schedule 2.1(b). The parties hereto recognize that the Purchase Price does not include the Assumed Liabilities required to be treated as purchase consideration for federal income tax purposes or Buyer's and IP Buyer's acquisition expenses and that Buyer and IP Buyer will allocate such liabilities and expenses appropriately. The parties hereto agree to act in accordance with the computations and allocations contained in Schedule 2.1(b) (including Buyer's and IP Buyer's additional allocations and any modification thereto reflecting any post-closing adjustments) in any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

     (c) Payment of Purchase Price. Except as provided in Section 2.2, the Purchase Price shall be payable in immediately available federal funds to such bank accounts as shall be designated in writing by Eagle at least two (2) business days prior to Closing.

     2.2. Purchase Price Adjustments.

     (a) Calculation of the Inventory Adjustment. On the terms set forth in
Section 2.2(d), the Purchase Price shall be adjusted by the difference between the amount of the value of the Inventory as of the Closing Date (as adjusted pursuant to the immediately following sentence, the "Closing Inventory"), valued in accordance with GAAP consistently applied and in accordance with the Accounting Practices, as finally determined, accepted, deemed accepted or agreed pursuant to this Section 2.2 and the Forecasted Inventory (as defined in this Section 2.2(a)). The "Closing Inventory" shall also include the cost value of Inventory (valued in accordance with GAAP consistently applied and in accordance with the Accounting Practices) returned to Buyer pursuant to Section 1.5(d)(ii) not later than ninety (90) days after the Closing Date. Such Purchase Price adjustment shall be paid as set forth in Section 2.2(d) below. The

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forecasted value of the Inventory as of the Closing Date is as set forth on
Schedule 2.2(a) (the "Forecasted Inventory").

     (b) Post Closing Inventory Adjustment. Not later than ninety (90) days after the Closing Date, Eagle will prepare and deliver to Buyer a certificate, signed by the Chief Financial Officer of Eagle, setting forth the amount of the Closing Inventory (the "Closing Statement"). Eagle will simultaneously provide the Closing Statement to Arthur Andersen LLP, Champion Plaza, 400 Atlantic Street, Stamford, Connecticut 06912-0021 ("Arthur Andersen") which Arthur Andersen shall have thirty (30) days to audit the Closing Statement and deliver to Eagle and Buyer such audited Closing Statement ("Audited Closing Statement") and a report (the "Report") reflecting any changes made to the Closing Statement or any of the calculations or methodologies employed therein. Buyer shall be solely responsible for all fees and expenses of Arthur Andersen. Buyer shall cooperate fully and shall provide Eagle with all assistance and access to books and records necessary for Eagle to prepare the Closing Statement. The Closing Statement shall be prepared by Eagle based upon the same accounting policies and practices employed by Eagle in the preparation of the Financial Statements. Notwithstanding anything to the contrary contained herein, the Closing Inventory shall not include (i) any finished goods inventory with an expiration date during the six (6) month period commencing on the Closing Date or (ii) any finished goods inventory, work in process, raw materials, packaging, packaging materials or shipping containers in excess of amounts reasonably expected to be sold or used in production during the six (6) month period commencing on the Closing Date. Buyer and its representatives shall be entitled to full access to the relevant records and working papers prepared by or for Eagle to aid in its review of the calculation of the Closing Inventory set forth in the Closing Statement.

     (c) Closing Inventory Calculation.

          (i) If Eagle believes that the Audited Closing Statement has not been properly calculated in accordance with the calculation methodologies set forth in this Section 2.2 or disputes any change referenced in the Audited Closing Statement and the Report, it shall, within thirty (30) days after receipt of the Audited Closing Statement and the Report, give written notice (the "Objection") to Buyer, setting forth the basis of the Objection in reasonable detail and to the extent practicable the adjustments to the Audited Closing Statement and the Report that Eagle believes should be made. Failure to so notify Buyer shall constitute acceptance and approval of the Audited Closing Statement and Report. If Buyer agrees that any change proposed by Eagle is appropriate, the change shall be made to the Audited Closing Statement and the Report. If the proposed change is disputed by Buyer, then Eagle and Buyer shall negotiate in good faith to resolve such dispute as expeditiously as possible.

          (ii) If, after a period of thirty (30) days following the date on which Eagle gives Buyer the Objection, Buyer has not responded in writing to the Objection or any proposed change still remains disputed, Buyer and Eagle shall in good faith jointly select a major accounting firm (the "Neutral Accounting Firm") to resolve any remaining disputes. The Neutral Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Eagle and Buyer, and not by independent review, only those issues still in dispute. The Neutral Accounting Firm's determination, based upon the calculation methodologies set forth in Section 2.2(c), shall be made within thirty (30) days following the date on which the dispute is submitted, shall be set forth in a written statement delivered to Eagle and Buyer, and shall be final, binding and conclusive. The fees and any expenses of the Neutral Accounting Firm shall be shared equally by Eagle and Buyer. In the event a party does not comply with the procedure and time requirements contained herein, the Neutral Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by either of the parties.

     (d) Payment of Inventory Adjustment. In the event the Closing Inventory is less than ninety percent (90%) of the Forecasted Inventory, Eagle shall pay Buyer dollar-for-dollar the difference between (i) ninety percent (90%) of the Forecasted Inventory and (ii) the Closing Inventory. In the event the Closing Inventory is greater than one hundred ten percent (110%) of the Forecasted Inventory, Buyer shall pay Eagle dollar-for-dollar the difference between (i) one hundred ten percent (110%) of the Closing Inventory and (ii) the Forecasted Inventory. The Purchase Price shall not be adjusted pursuant to this Section 2.2(d) if the Closing Inventory is equal to or greater than ninety percent (90%) of the Forecasted Inventory and equal to or less than one hundred ten percent (110%) of the Forecasted Inventory. Any payments pursuant to this Section 2.2(d) shall be considered adjustments to the Purchase Price for all purposes. Payment of any adjustment to the Purchase Price pursuant to this Section 2.2(d) shall be made by wire transfer to an account designated by Eagle or Buyer, as the case may be, in United States Dollars, in immediately available federal funds within three (3) business days after (i) the Closing Calculation has been determined, accepted or deemed accepted by Buyer pursuant to Section 2.2(c)(i) or (ii) any proposed change made by Buyer has been agreed upon by the parties or finally determined by the Neutral Accounting Firm as described in Section 2.2(c)(ii) together with interest from the Closing Date to the date of payment at the "base rate" of Citibank, N.A. or any successor thereto in New York, New York on the Closing Date, based on a 360-day year.

     (e) Payment for Pre-Paid Expenses. Schedule 2.2(e) sets forth with adequate detail all pre-paid expenses incurred by Eagle as of the date of this Agreement for (i) coupons to be dropped on or after the Closing Date, and (ii) art and design work, printing and production costs for point-of-sale materials, in each case, to be used by Buyer in the conduct of the Business on or after the Closing Date. Between the date of this Agreement and the Closing Date, Eagle shall provide Buyer with notice of any additional pre-paid expenses incurred by Eagle during such period for (i) coupons to be dropped on or after the Closing Date, and (ii) art and design work, printing and production costs for point-of-sale materials, in each case, to be used by Buyer in the conduct of the Business on or after the Closing Date (which notice shall include the amounts of any such pre-paid expenses). At the Closing, Eagle will provide Buyer with all reasonable documentation and evidence showing that the pre-paid expenses described above were actually incurred by Eagle. Within ten (10) days after the Closing, Buyer shall pay to Eagle the amount of all pre-paid expenses described above and for which Eagle has provided to Buyer the documentation and evidence described in the immediately preceding sentence.

     2.3. Proration of Real and Personal Property Taxes. The following prorations shall be allocated on the Closing Date so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Eagle and items relating to time periods beginning after the Closing Date shall be allocated to Buyer:

     (a) real and personal property Taxes and assessments on or with respect to the Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date;

     (b) payroll related taxes for Transferred Employees (including unemployment and FICA taxes) for any taxable period commencing prior to the Closing Date and ending after the Closing Date;

     (c) the amount of rent, Taxes and charges for sewer, water, telephone, electricity and other utilities relating to the Assets;

     (d) amounts due under all maintenance, service and supply agreements relating to the operation and maintenance of the Facility and expressly assumed by Buyer hereunder; and

     (e) all other items normally adjusted in connection with similar transactions.

     The amount of all such prorations shall be settled and paid on the Closing Date, provided, however, that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter, provided, further, that Eagle shall not be responsible for any increased assessments on real or personal property resulting from the transactions contemplated hereby. If any of the Tax rates for payroll-related Taxes or real or personal property Taxes for the current taxable period are not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding taxable period, and such proration shall be adjusted upon presentation of written evidence by Buyer or Eagle, as the case may be, that the actual taxes paid differ from the amount assumed as of the Closing Date; provided, however, that any real property taxes shall be allocated in accordance with Section 164(d) of the Code.

                                   SECTION 3.
              REPRESENTATIONS AND WARRANTIES OF EAGLE AND HOLDINGS

     Eagle and Holdings each, jointly and severally, represents and warrants to Buyer and IP Buyer that:

     3.1. Corporate Existence; Subsidiary.

     (a) Eagle is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease or otherwise hold and operate the properties and assets used in the Business being sold hereunder and to carry on the Business as the same is now being conducted. Eagle is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, the failure to be so qualified would individually or in the aggregate have a material adverse effect on the results of operations, condition (financial or otherwise), or business of the Business taken as a whole or on the ability of Eagle to consummate the transactions contemplated hereby (a "Material Adverse Effect").

     (b) No subsidiary or affiliate of Eagle is engaged in the Business or owns, leases or otherwise holds and operates any of the properties or assets used in the Business (including the Facility) being sold hereunder.

     (c) Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings owns all of the issued and outstanding shares of capital stock of Eagle and holds all voting rights thereunder.

     3.2. Corporate Authority; No Violation. This Agreement and all agreements, documents and instruments referred to herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of Eagle and Holdings and, where appropriate, have been duly authorized by all requisite corporate, stockholder, or other action prior to the execution and delivery of this Agreement and all other agreements, documents and instruments, and Eagle and Holdings have full power and authority to execute and deliver this Agreement and all agreements, documents and instruments referred to herein and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments referred to herein have been duly executed and delivered by Eagle and Holdings, and constitute valid and legally binding obligations of Eagle and Holdings, enforceable in accordance with their terms except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (b) subject to general principles of equity. Except as set forth in Schedule 3.2, the execution, delivery and performance of this Agreement and all agreements, documents and instruments referred to herein by Eagle and Holdings and the consummation by Eagle and Holdings of the transactions contemplated hereby and thereby will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Eagle or Holdings, (x) result in the creation or imposition of any adverse claim, restriction on, transfer of pledge, lien, charge, mortgage, encumbrance, or security interest of any kind upon or give to any person any interest or right (including any right of termination or cancellation) in or with respect to any of the Assets or the Business, (y) violate any law, order, writ, injunctions, decree, statute, rule or regulation applicable to Eagle, Holdings or any of the Assets or the Business, cause the suspension or revocation of any permit, license, consent or approval given with respect to or held by Eagle related to the Assets or the Business or (z) conflict with or result in any breach of or constitute (with or without due notice or lapse of time or both) any default under or cause any acceleration of, or any maturity of, any contract, indenture, mortgage, lease, note or other agreement or instrument to which Eagle or Holdings is subject or is a party or to which any Assets or the Business are subject, except in the case of clauses
(x), (y) or (z) for any such creation or imposition of any lien or security interest, violation, conflict, breach or default which individually or in the aggregate would not have a Material Adverse Effect.

     3.3. Governmental Approvals; Consents. Neither Eagle nor Holdings is subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of Eagle or Holdings, threatened against Eagle or Holdings which would be reasonably likely to enjoin or delay the transactions contemplated hereby. Except as set forth in Schedule 3.3 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental, judicial or regulatory authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Eagle or Holdings in connection with the execution, delivery and performance of this Agreement and all agreements, documents and instruments referred to herein or the consummation of the transactions contemplated hereby or thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect or which have been obtained.

     3.4. Financial Statements; Undisclosed Liabilities; Commission Filings.

     (a) Schedule 3.4(a) contains a true, complete and accurate copy of the unaudited balance sheet of the Business as of July 1, 2000 and the related statements of income for the fiscal year ended on such date, including any notes related thereto (the "Annual Financial Statements"). The Annual Financial Statements are true and correct in all material respects and present fairly and accurately the financial condition and the results of the operations of the Business as of the dates and for the periods indicated. The Annual Financial Statements have been prepared from and in accordance with the books and records of Eagle and in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied and under Eagle's internal accounting practices which are set forth in Schedule 3.4(a) (the "Accounting Practices"). Schedule 3.4(a) also contains a true, complete and accurate copy of the unaudited balance sheet of the Business as of March 31, 2001 and the related statements of income for the thirty-nine (39) week period ended on such date, including any notes related thereto (the "Interim Financial Statements," and together with the Annual Financial Statements, the "Financial Statements"). The Interim Financial Statements are true and correct in all material respects and present fairly and accurately the financial condition of the Business as of such date and the results of operations and cash flows for the week period then ended subject to those normal year-end audit adjustments which have not been made and as set forth in Schedule 3.4(a). The Interim Financial Statements have been prepared in accordance with the Accounting Practices. All Financial Statements are qualified by the fact that the Business has not operated as a separate "stand-alone" entity within Eagle; provided that the Financial Statements are prepared in conformity with GAAP and the Accounting Practices. As a result, the Business received certain allocated charges and credits as specifically identified and quantified in the notes accompanying the Financial Statements. Such charges and credits, while believed by Eagle to be reasonable, do not necessarily reflect the amounts which would have resulted from arms-length transactions. In addition, in order to present stand-alone Financial Statements for the Business, a number of significant assumptions regarding the basis of presentation have been made, all of which are believed by Eagle to be reasonable and are specifically identified and quantified in the notes to the Financial Statements. Eagle makes no representation with respect to any financial information for the Business delivered to Buyer other than as contained in or pursuant to this Agreement. Eagle makes no other representation or warranty with respect to such financial information presented in the financial statements.

     (b) Schedule 3.4(b) contains a true, complete and accurate copy of the audited balance sheet of Eagle as of July 1, 2000 and the related statements of income for the fiscal year ended on such date, reflecting the adjustments and allocations necessary to derive the Annual Financial Statements (the "Bridge Annual Financial Statements"). The Bridge Annual Financial Statements have been prepared from and in accordance with the books and records of Eagle and in conformity in all material respects with GAAP consistently applied and under the Accounting Practices. Schedule 3.4(b) also contains the unaudited balance sheet of Eagle as of March 31, 2001 and the related statements of income for the thirty-nine (39) week period ended on such date, reflecting the adjustments and allocations necessary to derive the Interim Financial Statements (the "Bridge Interim Financial Statements"). The Bridge Interim Financial Statements have been prepared in accordance with the Accounting Practices. Except as set forth in Schedule 3.4(b), there are no adjustments required to be made to the Financial Statements relating to transactions between the Business, on the one hand, and its affiliates, on the other, in order for the Financial Statements to be in conformity in all material respects with GAAP consistently applied.

     (c) Eagle does not have any outstanding claims, liabilities or indebtedness (absolute, contingent or otherwise) relating to the Business except as set forth in the Financial Statements other than liabilities and obligations incurred in the ordinary course of business after the date of the Financial Statements and which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

     (d) Since July 20, 1998, Eagle has filed all forms, reports, schedules, statements and other documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the U.S. Federal securities laws and the rules and regulations promulgated thereunder, and all forms, reports, schedules, statements and other documents filed with the Commission have complied in all material respects with all applicable requirements of the U.S. Federal securities laws and the Commission rules and regulations promulgated thereunder (such forms, schedules, statements, reports and other documents, together with any amendments, supplements and exhibits thereto, are sometimes collectively referred to as the "Commission Filings"). Except to the extent the information contained in any Commission Filing has been amended or superseded by an after filed Commission Filing, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.5. Absence of Changes.

     (a) Except as otherwise disclosed in Schedule 3.5 or in the Commission Filings or as contemplated by this Agreement, since July 1, 2000, (i) the Business has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been, and no fact or condition exists which would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than seasonal changes, changes relating to the economy in general or changes relating to the industry in which the Business operates in general.

     (b) Without limiting the generality of Section 3.5(a), since July 1, 2000, with respect to the Business, except as otherwise disclosed in Schedule 3.5 or as contemplated by this Agreement, Eagle has not:

          (i) failed to pay any creditor any amount owed to such creditor when due (after the expiration of applicable grace periods) arising from the operation of the Business, other than in the ordinary course of business consistent with past practice or amounts being contested in good faith and for which adequate reserves have been provided;

          (ii) sold or otherwise transferred any of the assets of the Business material to the Business or cancelled any debts or claims material to the Business or waived any rights material to the Business, except, in each case described in this clause in the ordinary course of business consistent with past practice;

          (iii) disposed of any material patents, trademarks or copyrights or any patent, trademark, or copyright applications used principally in the operations of the Business;

          (iv) defaulted on any material obligation relating to the operations of the Business;

          (v) written down the value of any Inventory specifically relating to the Business except in the ordinary course of business consistent with past practice;

          (vi) made any material change, or announced any material change, in the terms, including, but not limited to, price, payment terms or off-invoice allowances and discounts, of the sale of any product (or component thereof) or services relating to the Business; or made any change, or announcement of any change, in the form or manner of distribution of any product (or component thereof) relating to the Business;

          (vii) experienced any shortage or difficulty in obtaining any raw material required by the Business other than in the ordinary course of business;

          (viii) made any change in the accounting methods or practices of the Business with respect to its condition, operations, business, properties, assets or liabilities; or

          (ix) entered into any agreement or made any commitment to do any of the foregoing.

     3.6. Real Property.

     (a) Schedule 3.6 contains a list of all real property principally used by Eagle in the Business (together with the Facility (as defined herein) the "Real Property"), including all buildings, structures and other improvements situated thereon (the "Facility"). Except as set forth in Schedule 3.6, (i) there are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance or trespassers other than Eagle and (ii) to the knowledge of Eagle, there is no pending special assessment affecting the Real Property or any part thereof. Except as provided in Schedule 3.6, neither Eagle nor Holdings has received actual notice from any governmental authority that the location, construction, occupancy, operation or use of the buildings located on the Real Property violates any restrictive covenant or deed restriction (or other Permitted Liens) or any other governmental laws, orders, rules or regulations.

     (b) Except for corporate offices of Eagle and Holdings, the leases for which are not included in the Assets, Eagle does not lease any real property in connection with the Business.

     (c) The real estate tax bills for the Real Property cover the whole of the Real Property and do not cover or apply to any other property.

     (d) No portion of any Real Property is located in an area designated as a flood zone by any governmental authority.

     (e) As of the date of this Agreement, neither Eagle nor Holdings has received any written notice from any governmental entity having jurisdiction over all or any portion of the Real Property regarding any adverse change in the specific application to the Real Property of any applicable laws relating to a change in the permitted use of all or any portion of the Real Property.

     (f) To the knowledge of Eagle and Holdings, the Real Property, including, without limitation, all building systems, structural components, roofs and building equipment, are in good condition and repair (reasonable wear and tear excepted), suitable for the purposes which they are currently being used and for the operation of the Business.

     (g) Neither Eagle nor Holdings has incurred or agreed to pay any amount or perform any covenant in connection with the water tower adjacent to the Real Property and there are no existing obligations with respect to such water tower that could affect any future owner of the Real Property.

     3.7. Contracts.

     (a) Except as otherwise disclosed in Schedule 3.7(a), there are no outstanding commitments, contracts, indentures and agreements, written or oral, to which Eagle is a party to or by which Eagle is bound that relates principally to the Business (hereinafter, each a "Contract") including, without limitation:

          (i) employment, severance, termination, consulting or similar contracts;

          (ii) contracts containing covenants not to compete or other covenants restricting the development, manufacture, marketing, distribution or sale of any product or service of the Business;

          (iii) contracts principally relating to the Business with any subsidiary or affiliate of Eagle;

          (iv) contracts relating to the Intellectual Property (including any licenses or other agreements under which Eagle is licensee or licensor of any such Intellectual Property, including the names ReaLemon and ReaLime) or to trade secrets, confidential information or proprietary rights and processes of Eagle or any other Person;

          (v) contracts for marketing, advertising or promotions on behalf of the Business;

          (vi) contracts relating to indebtedness for money borrowed or the mortgaging, pledging or otherwise placing a lien on any Asset (other than Permitted Liens or liens on equipment in connection with equipment leases); or

          (vii) personal property leases, purchase orders for inventory, service or maintenance agreements, broker agreements, sales representative agreements and license agreements;

     that (A) involve commitments by Eagle for terms of twelve (12) months or longer and involve payment of more than $50,000; (B) involve payment of more than $100,000; or (C) have been entered into with salesmen, commissioned agents, or other sales representatives, or with bottlers, manufacturers, consultants, management services, distributors, dealers or customers and involve payment of more than $50,000 (other than purchase orders in the ordinary course of business consistent with past practice), and in the case of (A) - (C), are not terminable by their terms, without penalty, on thirty (30) days or less notice, except for Contracts, the loss of which would not have a Material Adverse Effect. Contracts disclosed in Schedule 3.7(a) are hereafter referred to as the "Disclosed Contracts."

     (b) Eagle has furnished or made available to Buyer a true and correct copy of each Disclosed Contract. Each Contract which is to be assigned to Buyer pursuant to this Agreement is valid and in full force and effect in accordance with its terms. To Eagle's and Holdings' knowledge, the other parties thereto are not (with or without the lapse of time or the giving of notice or both) in material default or material breach under any Disclosed Contract and there are no claims affecting the same of any kind pending or, to Eagle's or Holdings' knowledge, threatened, as of which Eagle or Holdings has notice.

     (c) Except as listed in Schedule 3.7(c), all Disclosed Contracts to be assigned to Buyer and IP Buyer in accordance with this Agreement are assignable without the requirement of consent from any other party thereto except for those Disclosed Contracts the failure to be assignable would not have a Material Adverse Effect.

     3.8. Litigation, Agencies.

     Except as set forth in Schedule 3.8 or as disclosed in the Commission Filings or for worker's compensation claims, as of the date hereof, there are no claims, actions, suits, proceedings (whether adjudicatory, rulemaking, licensing, or otherwise) or investigations pending or, to the knowledge of Eagle and Holdings, threatened in law or in equity, or before any Federal, state or foreign commission, court, tribunal, board or governmental agency related to the Business. Except as set forth in Schedule 3.8, Eagle is not in default under any judgment, order, injunction or decree of any court or government agency relating to the Business except for such defaults, judgments, orders, injunctions or decrees which would not have a Material Adverse Effect.

     3.9. Intangible Property Rights.

     (a) Schedule 3.9(a) lists all domestic and foreign patents and patent applications and all license agreements and other agreements which relate to inventions, discoveries and Technology (as defined herein) and any patent applications and patents thereon, used principally in connection with the Business (the "Patent Rights"). To Eagle's and Holdings' knowledge, except as set forth in Schedule 3.9(a) and except as would not have a Material Adverse Effect, (i) Eagle owns, is licensed or has the right to use the Patent Rights and the Technology (as defined below) described in Schedule 3.9(a) free and clear of all liens, encumbrances, equities and other restrictions (ii) there are no pending claims challenging the validity or ownership of such Patent Rights or Technology or Eagle's right to own or use such Patent Rights or Technology; (iii) the patents under such Patent Rights are valid and subsisting and none of the claims of said patents infringes or is now being infringed by others; (iv) there are no licenses or sublicense agreements now in effect regarding Eagle's use of such Patent Rights or Technology; (v) neither Eagle nor the Patent Rights infringes any U.S. or foreign patent or trade secret owned by third parties in the current operation of the Business and no claim is now pending or threatened by or against third parties to such effect; and (vi) Eagle has taken reasonable security measures to protect the security, confidentiality and value of the Technology. For purposes of this
Section 3.9(a), the term "Technology" shall mean the plans, designs, research data, inventions (whether patentable or unpatentable and whether or not reduced to practice) trade secrets and other proprietary know-how, recipes, formulae and manufacturing production and processes, techniques, operating manuals, drawings, technology, manuals, data, records, procedures, research and development records, supplier lists, pricing and cost information, business and marketing plans and proposals, and all licenses or other rights to use any technical information, know-how and trademarks of others developed principally for the Business or used principally in connection with the Business or necessary to conduct the Business as presently conducted.

     (b) Schedule 3.9(b) lists (i) all trademark registrations and trademark applications and (ii) any and all licenses or other rights to use trademarks owned by others including, without limitation, the Licensed Marks (as defined in Section 5.6), in each case, used principally in connection with the Business or necessary to conduct the Business as presently conducted (the "Trademark Rights"). To Eagle's and Holdings' knowledge, except as set forth in Schedule 3.9(b) and except as would not have a Material Adverse Effect, (i) Eagle owns, is licensed or has a valid and subsisting right to use the Trademark Rights;
(ii) all such registered Trademark Rights are valid and subsisting, free and clear of any liens, charges or other encumbrances or rights of third parties which would restrict Buyer's right to use such Trademark Rights; and (iii) no claim by or against third parties with regard to the use of any of such Trademark Rights and trade dress is pending or has been made or threatened and none of such Trademark Rights infringes or is being infringed by others.

     (c) Schedule 3.9(c) lists all copyright registrations and renewals thereof, copyright applications and all material licenses or other rights to use the copyrights of others, in each case used principally in connection with the Business or necessary to conduct the Business as presently conducted (the "Copyright Rights"). To Eagle's and Holdings' knowledge, except as disclosed in
Schedule 3.9(c) and except for those claims that would not have a Material Adverse Effect, there are no pending or threatened claims by or against Eagle with respect to any Copyright Rights or the use thereof and no valid basis exists for any such claim by or against third parties.

     (d) Schedule 3.9(d) lists all domain name registrations used, owned or reserved by Eagle principally in connection with the Business or necessary to conduct the Business as presently conducted (the "Internet Rights"). To Eagle's and Holdings' knowledge, except as disclosed in Schedule 3.9(d) and except as would not have a Material Adverse Effect, (i) Eagle owns, is licensed or has the right to use and transfer the Internet Rights; (ii) all such Internet Rights are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict IP Buyer's right to use or transfer such Internet Rights; and (iii) no claim by or against third parties with regard to the use of any of such Internet Rights is pending or has been made or threatened, no valid basis exists for any such claim by or against third parties and none of such Internet Rights is infringing or being infringed by others.

     (e) To Eagle's and Holdings' knowledge, except as set forth in Schedule 3.9(e) and except as would not have a Material Adverse Effect, (i) all right, title and interest in and to the Licensed Marks are owned by Eagle, (ii) the Licensed Marks are valid and subsisting, free and clear of any liens, charges or other encumbrances, (iii) no claim by or against third parties with regard to use of the Licensed Marks is pending or threatened and none of such Licensed Marks infringes or is being infringed by others.

     3.10. Insurance. Schedule 3.10 contains an accurate list and description of all insurance policies maintained by or on behalf of Eagle for the Assets and personnel related to the Business (the "Insurance Policies"). Such description includes the insurance carrier, the type of coverage, the coverage amounts, the deductibles of such policies and the expiration of the current premium periods thereunder. The Insurance Policies are of the kinds, covering such risks and in such amounts and with such deductibles and exclusions, as are consistent with past business practice. Eagle has furnished Buyer with a true, complete and accurate copy of the Insurance Policies. The Insurance Policies are in full force and effect and will continue in full force and effect to the Closing Date except for those failures to have insurance policies in force that would not have a Material Adverse Effect. Eagle is not in material default under any provisions of any Insurance Policy nor has Eagle or Holdings received notice of cancellation of any Insurance Policy. No material claim is pending under any Insurance Policy as to which Eagle or Holdings has been advised or been given notice that coverage has been denied or disputed by the underwriter of such policy.

     3.11. Tax Matters.

     (a) For purposes of this Agreement, "Taxes" shall mean any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add- on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

     (b) Eagle has withheld from salaries, wages and other compensation of and any other payments made to employees, independent contractors or creditors all material Taxes related to the Business and required to be so withheld, and has either duly and timely paid such Taxes to the appropriate taxing authority or (if not yet due and payable) set aside such Taxes in accounts for that purpose for all periods for which the statutory period of limitations for the assessment of Tax has not yet expired.

     (c) There are no liens for Taxes (other than for Permitted Liens) on any Asset.

     (d) None of the Assets is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

     (e) All material tax returns required to be filed with respect to the Business ("Tax Returns") (including any combined, consolidated, unitary or similar return) have been duly and timely filed, taking into account any extensions of the filing deadlines which have been validly granted to Eagle and each such Tax Return is complete and correct in all material respects that pertain to the Business. All Taxes owed by Eagle with respect to the Business (whether or not shown on any Tax Return) that, if unpaid, could result in a lien, charge or other encumbrance (other than a Permitted Lien) on the Assets of the Business, have been paid. Eagle has duly and timely filed all material sales and use, real or personal property and employment (including, without limitation, wages, bonuses and benefits) Tax Returns with respect to the Business, taking into account any extensions of the filing deadlines which have been validly granted to Eagle, and each such Tax Return is complete and correct in all material respects. Eagle has paid all material sales and use, property and employment (including, without limitation, wages, bonuses and benefits) Taxes and assessments with respect to the Business that have become due with respect to any period ended on or prior to the Closing Date.

     (f) Except as disclosed in Schedule 3.11, no governmental or regulatory authority is now asserting in writing, or to the knowledge of Eagle or Holdings, threatening to assert against the Business or the Assets any deficiency or claim for Taxes, and there is no reasonable basis for any such assertion of which Eagle is or reasonably should be aware.

     (g) To the knowledge of Eagle or Holdings, the Assets are not subject to any direct or indirect liability for Taxes of any other Person.

     3.12. Employment and Benefits.

     (a) Labor Controversies. Except as described in Schedule 3.12(a) and except for any matter that would not have a Material Adverse Effect, in respect of the Business, (i) Eagle is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against Eagle pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Eagle, (iv) within the past five (5) years, Eagle has not experienced any strike, work stoppage or other labor difficulty, and (v) Eagle is not a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of Eagle is currently being negotiated.

     (b) Employee Benefit Plans.

          (i) For purposes of this Agreement, "Benefit Plans" shall mean all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, "multiemployer plans" within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, retirement, savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA) as to which both (A) any employee or former employee of the Business (collectively, the "Business Employees") has any present or future right to benefits and (B) Eagle or any of its subsidiaries has any present or future liability. Schedule 3.12(b)(i) sets forth a list of each material Benefit Plan.

          (ii) With respect to each material Benefit Plan, Eagle has made available to Buyer a copy or written description thereof.

          (iii) Except as described in Schedule 3.12(b)(iii), each material Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where a failure to do so would not have a Material Adverse Effect. Except as provided in Section 5.7 with respect to liabilities assumed by Buyer pursuant to this Agreement, there are no circumstances pursuant to which Buyer could have any liability with respect to any Benefit Plan, or any other plan maintained or contributed to by any entity that is, or at any time was, a member of a controlled group (as defined in Section 412(n)(6)(B) of the Code) that includes or included Eagle, or any predecessor thereto.

     (c) Employment Contracts. Except as described in Schedule 3.12(c), there are no material employment contracts between Eagle, on the one hand, and Business Employees, on the other hand, other than contracts representing the standard terms and conditions of employment prevailing between Eagle and their Business Employees.

     (d) Employee Relations. Neither Eagle nor Holdings has any information that would lead it to reasonably believe that any of the individuals listed on
Schedule 3.12(d) or more than ten percent (10%) of the Waterloo Employees will refuse offers of employment from Buyer. No more than ten percent (10%) of the Waterloo Employees have been terminated or resigned during the twelve (12) month period prior to the date of this Agreement.

     (e) Schedule 3.12(e) sets forth the names of all Waterloo Employees currently receiving long-term and short-term disability benefits.

     3.13. Compliance with Laws. Except as disclosed in Schedule 3.13 and except for those failures to have, to be in full force and effect, to file, retain and maintain and to comply that would not, individually or in the aggregate, have a Material Adverse Effect (a) with respect to the Business, Eagle has all licenses, permits or franchises issued by any United States or foreign, Federal, state, provincial, municipal or local authority or regulatory body and other governmental certificates, authorizations and approvals (collectively "Licenses and Permits") required by every United States or foreign, federal, state, provincial, municipal and local governmental or regulatory body for the operation of the Business and the use of the Assets; (b) with respect to the Business, all such Licenses and Permits are in full force and effect and, no action, claim or proceeding is pending, nor to the knowledge of Eagle or Holdings is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Licenses and Permits or declare any such License and Permit invalid;
(c) with respect to the Business, Eagle has filed all necessary reports and maintained and retained all necessary records pertaining to such Licenses and Permits; and (d) with respect to the Business, Eagle has otherwise complied with and is in compliance with all of the Federal, state, local and foreign statutes, laws, ordinances, regulations, rules, requirements, Licenses and Permits, judgments, decrees and orders applicable to its existence, financial condition, operations, properties or Business, and neither Eagle nor Holdings has received any notice to the contrary.

     3.14. Finders; Brokers. With the exception of fees and expenses payable to Credit Suisse First Boston Corporation, which shall be Eagle's sole responsibility, neither Eagle nor Holdings is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.

     3.15. Environmental Matters. Except as disclosed in Schedule 3.15:

     (a) In respect of the Business, Eagle is in compliance with all Environmental Laws (as defined below) applicable to the nature, scope and extent of the Business as presently or previously conducted by Eagle.

     (b) In respect of the Business, Eagle holds, and is in compliance with, all Licenses and Permits, required under Environmental Laws ("Environmental Permits") applicable to the nature, scope and extent of the Business as presently or previously conducted by Eagle. The Environmental Permits are set forth in Schedule 3.15.

     (c) There are no unresolved past, pending or threatened Environmental Claims against Eagle in connection with the Assets or the Business, nor is Eagle aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Eagle.

     (d) No Releases of Hazardous Substances have occurred at, from, in, to, on, or under any Site and no Hazardous Substances are present in, on, about or migrating from any Site that could give rise to an Environmental Claim against Eagle or Buyer.

     (e) Neither Eagle in connection with the Business or the Assets, the Business, any predecessors of Eagle in connection with the Business or the Assets, nor any entity previously owned by Eagle in connection with the Business or the Assets, has transported or arranged for the treatment, storage, handling, disposal, recycling or transportation of any Hazardous Substances to any off-Site location which would result in an Environmental Claim against Eagle, any predecessors of Eagle or any entity previously owned by Eagle.

     (f) No Site is a current or proposed Environmental Clean-up Site.

     (g) There are no Liens arising under or pursuant to any Environmental Law on any Site.

     (h) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site.

     (i) Eagle in connection with the Business or the Assets, has not, either expressly or by operation of law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other Person, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action.

     (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of Eagle with respect to any Site which have not been made available to Buyer prior to execution of this Agreement.

     (k) There are no past, pending, current or threatened Environmental Liabilities, except for such Environmental Liabilities that would not have a Material Adverse Effect.

     (l) As used herein:

     "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

     "Environmental Claim" means any and all written administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication, whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including but not limited to any governmental entity, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including but not limited to any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, recycling, treatment, or disposal.

     "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law.

     "Environmental Laws" means any domestic, foreign, federal, state, interstate or local statute, law or regulation which is in effect and is binding upon Eagle as of the Closing Date or any order, injunction, judgment, decree, common law or other enforceable requirement of any governmental entity, and relating to the protection of the environment, human health or worker safety, including any of the foregoing related to: (i) Remedial Actions; (ii) the reporting, licensing, permitting, or investigating of the emission, discharge, Release or threatened Release of Hazardous Substances into the air, surface water, groundwater, natural resources or land; or (iii) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "Environmental Liability" means any liability or obligation arising under Environmental Laws in connection with the Assets or the Business to the extent arising from any condition existing or any act or omission of Eagle at or prior to the Closing Date.

     "Hazardous Substance" means (i) any substance or material regulated under applicable Environmental Laws or (ii) gasoline, diesel fuel or other petroleum hydrocarbons or polychlorinated biphenyls or asbestos.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

     "Remedial Action" means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity pertaining to any Hazardous Substance.

     "Site" means any real property at which the Business was currently or formerly conducted, including but not limited to, all real properties currently or previously owned, leased or operated by: (i) Eagle, in connection with the Business or the Assets; (ii) any predecessors of Eagle, in connection with the Business or the Assets; or (iii) any entities previously owned by Eagle, in connection with the Business or the Assets, in each case, including all soil, subsoil, surface waters and groundwater thereat.

     3.16. Product Guaranty; Warranty; Inventory.

     (a) To Eagle's and Holdings' knowledge, except as disclosed in Schedule 3.16(a) or that would not have a Material Adverse Effect, no shipment or other delivery of products made or to be made by Eagle on or prior to the Closing Date was or as of the Closing Date will be, and no food or food ingredients in the Inventory on the Closing Date will be as of the Closing Date be (i) adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act, as amended (the "FD&C Act"); (ii) an article which may not under the provisions of Sections 404 or 505 of the FD&C Act be introduced into interstate commerce; or
(iii) adulterated or misbranded within the meaning of any pure food laws or ordinances of any state, province or city to which such articles are shipped or to be shipped.

     (b) All finished goods Inventory to be sold to Buyer hereunder are products which, under the provisions of such laws, can be shipped and/or sold in interprovincial or foreign commerce, which conform in all respects to the requirements of such laws and the regulations issued pursuant thereto except where noncompliance of such laws and regulations would not have a Material Adverse Effect. All of the Inventory to be sold to Buyer hereunder consists of items of a quality and quantity usable or saleable in the ordinary course of business and not at prices significantly lower than list prices. The value of all items of Inventory in the Financial Statements included in Schedule 3.4(a) and in the Closing Statement, as applicable, has been accounted for in such Financial Statements in accordance with the Accounting Practices and Inventory which is obsolete, of below standard quality as of the Closing Date or not otherwise saleable prior to the expiration of its shelf life has been written down to net realizable value as of the Closing Date. The quantities of Inventory at the Closing will be sufficient for currently anticipated order levels in the ordinary course of business consistent with past practice.

     (c) Except as set forth in Schedule 3.16(c), in the last twenty-four (24) months, (i) neither Holdings nor Eagle knows or has any reason to know of any claim based on any product liability or warranty in connection with the Business; and (ii) neither Eagle nor Holdings has become aware of any claim (actual or threatened) based on any product warranty in connection with the Business.

     3.17. Product Recalls. Except as disclosed in Schedule 3.17, there has not been, since January 23, 1998, any product recall of any product manufactured, shipped or sold by the Business.

     3.18. Customers and Suppliers. Set forth in Schedule 3.18 is a list of the eight largest customers of the Business and the eight largest suppliers to the Business, in each case based on dollar volume during Eagle's fiscal year ended June 30, 2001 together with the net sales for such customer in such period or the total dollar value of supplies purchased from such supplier in such period, as applicable. Except as set forth in Schedule 3.18, none of such customers or suppliers has terminated, or to Eagle's or Holdings' knowledge, has provided written notice of an intention to terminate its relationship with the Business.

     3.19. Title and Condition of the Assets.

     (a) Eagle has good and valid title (and fee title in the case of the Real Property) to all of the Assets free and clear of all liens, charges and other encumbrances, except (i) as set forth in Schedule 3.19(a), (ii) for liens for Taxes and other governmental charges and assessments that are not yet delinquent, (iii) for liens of carriers, warehousemen, and other like liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith, (iv) as disclosed in the Financial Statements, (v) with respect to Real Property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, (B) any conditions that may shown by a current survey, title report or physical inspection and (C) zoning, building and other similar restrictions, so long as none of (A), (B) or
(C), individually, or in the aggregate, grant any third party any option or right to acquire or lease a portion thereof, or materially and adversely affect the use or operation of the Real Property substantially as currently used, and
(vi) other liens, charges or other encumbrances which do not interfere in any material respect with the operations of the Business (collectively, the "Permitted Liens"). This Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Buyer and IP Buyer title to all of the Assets free and clear of all liens other than the Permitted Liens.

     (b) Except for the Excluded Assets, the services contemplated by the Services Agreement (as defined in Section 6.3(j)) and except as specifically set forth in Schedule 3.19(b), the Assets constitute the entire Business and all of the assets (tangible and intangible), properties and rights necessary to conduct the Business in all material respects as currently conducted. Except as set forth on Schedule 3.19(b), all tangible Assets (including, but without limitation the Machinery and the Inventory) are located at the Facility and there are no shared facilities or services of the Business which are used in connection with any other business or operations of Eagle or any affiliate or subsidiary other than the Business.

     (c) Except as set forth in Schedule 3.19(c), the items of tangible personal property and the Real Property included in the Assets are in good working order (subject to normal wear and tear, free from defects other than such minor defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used and for the operation of the Business.

     3.20. Consumer List. A list of summary information in the form customarily maintained by Eagle for consumers who have contacted Eagle or its affiliates within the two (2)-year period prior to the date of this list, which is, in all material respects, complete and accurate as of May 2001, has been provided to Buyer by Eagle.

     3.21. Loading. Except as set forth in Schedule 3.21, since July 1, 2000, Eagle has not sold any amount of product of the Business which is material to the monthly sales of the Business as a whole (a) with payment terms longer than terms customarily offered by Eagle for such product (which payment terms have been disclosed to Buyer), (b) at a discount from the listed price materially differing from any discounts customarily offered by Eagle for such product, or
(c) with shipment terms materially differing from the shipment terms customarily offered by Eagle for such product.

                                   SECTION 4.
                      REPRESENTATIONS OF BUYER AND IP BUYER

     Buyer and IP Buyer each, jointly and severally, represents and warrants to Eagle and Holdings that:

     4.1. Corporate Existence. It is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the properties and assets used in the Business being purchased hereunder and to carry on the Business as the same is now being conducted. It is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, the failure to be so qualified would individually or in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect").

     4.2. Corporate Authority. This Agreement and all agreements, documents and instruments referred to herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and by all requisite corporate, shareholder, or other action prior to the execution and delivery of this Agreement and all other agreements, documents and instruments, and it has full power and authority to execute and deliver this Agreement and all agreements, documents and instruments referred to herein and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been and all agreements, documents and instruments referred to herein will be duly executed and delivered by it, and will constitute valid and legally binding obligations of it, enforceable in accordance with their terms except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (b) subject to general principles of equity. The execution, delivery and performance of this Agreement and all agreements, documents and instruments referred to herein by it and the consummation by it of the transactions contemplated hereby and thereby will not violate or conflict with any provision of its Certificate of Incorporation or By-Laws, (x) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to it or (y) conflict with or result in any breach of or constitute (with or without due notice or lapse of time or both) any material default under or cause any acceleration of, or any maturity of, any contract, indenture, mortgage, lease, note or other agreement or instrument to which such party is subject or is a party, except in the case of clauses (x) or (y) for any such violation, breach or default which individually or in the aggregate would not have a Buyer Material Adverse Effect.

     4.3. Governmental Approvals; Consents. It is not subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to its knowledge, threatened against it which would be reasonably likely to enjoin or delay the transactions contemplated hereby. Except as set forth in
Schedule 4.3 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental, judicial or regulatory authority or entity, domestic or foreign, or of any third party, is or has been required on its part in connection with the execution, delivery and performance of this Agreement and all agreements, documents and instruments referred to herein, or the consummation of the transactions contemplated hereby or thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not individually or in the aggregate have a Buyer Material Adverse Effect.

     4.4. Finders; Brokers. It is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

     4.5. Financial Capacity. Buyer has in hand cash or cash readily available to it without condition necessary to consummate the transactions contemplated by this Agreement.

                                   SECTION 5.
                AGREEMENTS OF BUYER, IP BUYER, EAGLE AND HOLDINGS

     5.1. Operation of the Business. Except as otherwise contemplated by this Agreement or as disclosed in Schedule 5.1, Eagle covenants that until the Closing it will use all reasonable efforts to continue (or cause to be continued), in a manner consistent with the past practices of the Business, to maintain and preserve intact the Business, the Assets and the goodwill associated therewith, and to maintain (or cause to be maintained) the ordinary and customary relationships of the Business with its suppliers, customers and others having business relationships with it with a view toward preserving for Buyer and IP Buyer to and after the Closing Date the Business, the Assets and the goodwill associated therewith. Until the Closing Date, Eagle shall continue to operate and conduct the Business in the ordinary course, and maintain its books and records in accordance with past practices and will not without the prior written approval of Buyer or as otherwise contemplated by this Agreement or Schedule 5.1 take any of the following actions:

     (a) sell, transfer or otherwise dispose of or encumber any of its properties or assets pertaining to the Business, other than (i) Inventory in the ordinary course of business consistent with past practice or (ii) any property or asset (other than machinery, vehicles, computers and equipment) which is not material to the results of operations, financial condition or business of the Business taken as a whole;

     (b) cancel any debts or waive any claims or rights pertaining to the Business, except in the ordinary course of business;

     (c) grant any increase in the compensation of officers or employees primarily engaged in the Business, except for increases (i) in the ordinary course of business and consistent with past practice (which do not exceed three percent (3%) of annual compensation) or (ii) as required by any Benefit Plan;

     (d) make any capital expenditure or commitment or grant any trade discount pertaining to the Business, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to existing commitments or business plans previously delivered to Buyer;

     (e) except with respect to endorsement of negotiable instruments in the ordinary course of its Business consistent with past practice, incur, assume or guarantee any indebtedness for borrowed money other than (i) purchase money borrowings, (ii) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, (iii) refundings of existing indebtedness and (iv) other indebtedness for borrowed money which is not material to the results of operations, financial condition, or business of the Business taken as a whole;

     (f) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any material Contract or any material License and Permit;

     (g) violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Contract or any License and Permit;

     (h) engage in any transaction with respect to the Business with any officer, director or affiliate of Eagle or any stockholder of Holdings (except for transactions which will be the exclusive liability of Eagle or Holdings after the Closing);

     (i) make any change in any method of accounting or accounting principle, method or practice except for any such change required by reason of a concurrent change in generally accepted accounting principles, or write down the value of any Inventory except in the ordinary course of business consistent with past practice;

     (j) settle, release or forgive any claim or litigation or waive any right thereto, in each case pertaining to the Business, except in the ordinary course of business (except for settlements, releases or forgiveness which will be the exclusive liability of Eagle or Holdings after the Closing);

     (k) make any material change in any method of purchasing, selling, marketing, management or other operations with respect to the Business; or

     (l) agree, whether in writing or otherwise, to do any of the foregoing.

     5.2. Investigation of Business. Buyer and IP Buyer may, prior to the Closing Date, make or cause to be made such investigation of the business and properties of the Business and of its financial and legal condition as Buyer and IP Buyer deem necessary or advisable, including, without limitation the right to conduct a reasonable environmental investigation of the Facility at their sole cost and expense; provided that such investigations do not materially interfere with the Business. Eagle will permit Buyer and IP Buyer and their respective authorized agents or representatives, including their independent accountants, to have full access to the properties, books and records of the Business at reasonable hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Business. Buyer and IP Buyer and their respective representatives will hold in confidence all confidential information obtained from Eagle, its officers, agents, representatives or employees in accordance with the provisions of the letter dated January 24, 2001 between Buyer and Eagle (the "Confidentiality Letter").

     5.3. Mutual Cooperation; No Inconsistent Action.

     (a) Subject to the terms and conditions hereof, the parties hereto agree, at their own cost and expense, to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including all of the following (i) obtain prior to Closing all licenses, certificates, permits, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated hereby, including but not limited to such consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), as set forth below and any similar foreign legislation; and
(ii) effect all necessary transfers, recordations, registrations and other filings with respect to the Business, including, without limitation, the Patent Rights, Technology, Trademark Rights, Copyrights and Internet Rights. The parties hereto shall cooperate fully with each other to the extent reasonable in connection with the foregoing; provided, however, that neither Buyer nor IP Buyer shall be required to consent to the divestiture or other disposition of any of its or its affiliates' assets and Buyer, IP Buyer and their respective affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of any governmental, judicial or regulatory authority respecting the transaction contemplated by this Agreement; provided, further, however, that the parties hereto shall promptly respond to the Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ") Request for Additional Information.

     (b) Each party hereto shall promptly and before any relevant legal deadline make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the Hart-Scott Act and any similar foreign legislation. Each party shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any U. S. or foreign governmental agency, including, without limitation, any filings necessary under the provisions of the Hart-Scott Act. Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the FTC, DOJ or any similar foreign governmental agency or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, however, that each party shall have no obligation to share with the other party internal Item 4(c) materials; and provided, further that any competitively sensitive information of any party shall first be reviewed by the parties' antitrust counsel and may be withheld from the other party as appropriate.

     (c) Each party hereto shall notify and keep the other advised as to (i) any litigation or administrative proceeding pending and known to such party, or to its knowledge threatened, which challenges the transactions contemplated hereby and (ii) any event or circumstance which would constitute a breach of their respective representations and warranties in this Agreement or that would cause any of the conditions to the other party's obligation to proceed with the Closing not to be satisfied, provided that (A) the failure of any party to comply with clause (ii) shall not subject such party to any liability hereunder except as and to the extent such party would be responsible for a breach of such representations and warranties pursuant to Section 8 (including, without limitation, the limitations on recovery and the time periods for bringing claims thereunder) and (B) no notice given hereunder shall have any effect for the purpose of determining satisfaction of the conditions to Closing set forth in
Section 6 or for the purpose of determining whether any party is entitled to indemnification hereunder. Subject to the provisions of Section 10 hereof, each party hereto shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

     5.4. Public Disclosures. Prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other parties. Notwithstanding the above, nothing in this
Section 5.4 will preclude any party from making any disclosures required by law, or regulation or stock exchange listing requirement or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency; provided, that the party required to make the release or disclosure shall allow the other parties reasonable time to comment on such release or disclosure in advance of such issuance; provided, further, that the party so required to make such release or disclosure may reject such comments on a reasonable basis.

     5.5. Access to Records and Personnel.

     (a) The parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Assets in their possession (the "Books and Records") for the period of time set forth in their respective records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order, but in no event for a period of less than six (6) years. In the event that Eagle has elected to dispose of any Books and Records as provided in this
Section 5.5(a), Eagle shall give Buyer reasonable advance notice thereof and Buyer shall have the right to require Eagle to deliver such Books and Records to Buyer at Buyer's expense.

     (b) The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Each party shall be entitled to recover its out-of-pocket costs (including, without limitation, copying costs) incurred in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which
(i) was in the public domain; or (ii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

     (c) Schedule 5.5 contains a list of services which Eagle will provide to Buyer between the date hereof and the Closing Date.

     5.6. License Agreements.

     (a) On the Closing Date, Eagle shall assign and IP Buyer shall assume the Trademark License Agreement attached hereto as Exhibit A, dated January 23, 1998, by and among BDH Two Inc., Borden, Inc. and Eagle (the "Borden License Agreement"), pursuant to which IP Buyer shall obtain the right to use certain Borden trademarks associated with the Business subject to the terms and conditions set forth in the License Agreement, including the pre-existing licenses described therein; provided that neither IP Buyer nor Buyer shall pay or be obligated to pay any money or other consideration to BDH Two, Inc., Borden, Inc. or any other person in connection with such assignment.

     (b) On the Closing Date, Eagle shall assign and IP Buyer shall assume the Trademark License Agreement attached hereto as Exhibit B, dated January 23, 1998, by and among Eagle and Borden Foods Corporation (the "ReaLemon License Agreement"), pursuant to which Eagle has granted the right to use the REALEMON, REALIME, LEMONA, LEMON BURST, REALFIG and REALPRUNE trademarks (the "Licensed Marks"), subject to the terms and conditions set forth in the ReaLemon License Agreement, including the pre-existing licenses described therein.

     5.7. Employee Relations and Benefits.

     (a) Offers of Employment. As soon as practicable after the date hereof, Eagle shall provide Buyer with a list of the name, position and base salary of each current employee of Eagle primarily engaged in the Business and employed at the Facility, whether or not actively employed (e.g., including employees on vacation and leave of absence, including maternity, family, sick or short-term disability leave), and Eagle shall update the list prior to the Closing

Date to reflect new hires and employment terminations (the "Waterloo Employees"). Buyer shall offer employment as of the Closing Date to all Waterloo Employees excluding any Waterloo Employees currently receiving long-term disability benefits on substantially the same terms of their employment with Eagle, including, without limitation, participation in health, welfare, and similar benefit plans on substantially similar terms as such Waterloo Employees participated in such plans during their employment with Eagle. Eagle shall provide Buyer reasonable access to the employees at its corporate headquarters who are also engaged primarily or significantly in the Business (the "Corporate Employees"), and, to the extent permitted by applicable law, such information regarding such Corporate Employees as is contained in personnel records, for purposes of permitting Buyer to determine which Corporate Employees to offer to employ. Offers of employment to Corporate Employees shall be on substantially the same terms of their employment with Eagle, including, without limitation, participation in health, welfare, and similar benefit plans on substantially similar terms as such Corporate Employees participated in such plans during their employment with Eagle. Eagle and Holdings covenant and agree that they will not take any action to discharge or dissuade any Waterloo Employee or Corporate Employee from accepting any offer of employment from Buyer (including, without limitation, making any offer to increase compensation or benefits to any such persons). All such Waterloo Employees and Corporate Employees who accept such offer of employment and thereafter commence work with Buyer are referred to herein as "Transferred Employees."

     (b) Transition Services. Subject to the terms of the Services Agreement, during the six (6) month period following the Closing, if requested by Buyer, Eagle shall administer the payroll of Buyer with respect to the Transferred Employees, and extend coverage under insurance policies and administrative service contracts it maintains under its group health and welfare plans to Transferred Employees covered under Eagle's group plans, but only to the extent such extension of coverage is permitted by the relevant carrier or provider.

     (c) Benefit Plan Participation. Except as provided in Section 5.7(b) or except as otherwise required by applicable law, Transferred Employees shall cease active participation in (and accrual of additional benefits under) all Benefit Plans as of the Closing Date.

     (d) Employment Liabilities. Except as provided in Section 5.7(b), Eagle shall retain, and Buyer shall have no responsibility for, any and all liabilities that have arisen or may arise with respect to (i) any Benefit Plan,
(ii) any Employee or former employee who is not a Transferred Employee, and
(iii) subject to Section 5.7(f), any Transferred Employee to the extent attributable to events or circumstances occurring or existing prior to the Closing Date; provided that Eagle shall have no obligations or liabilities under the Worker Adjustment and Retraining Notification Act or any similar state laws with respect to terminations of employment of employees resulting from Buyer's failure to offer employment to the Waterloo Employees as set forth in Section 5.7(a).

     (e) Defined Contribution Plans.

          (i) Vesting; Participation. As of the Closing Date, Eagle shall cause all Transferred Employees to be fully vested in their account balances under the Eagle 401(k) Retirement Plan (the "Savings Plan") and, as of such date, the active participation by Transferred Employees in the Savings Plan shall cease.

          (ii) Distribution of Plan Assets. Eagle shall cause the account balances of Transferred Employees under the Savings Plan to be available for distribution to the Transferred Employees. Buyer shall allow Transferred Employees who have elected to take such distributions and who are then employed by Buyer to transfer such account balances to a defined contribution plan that is intended to meet the qualification requirements of Code Section 401(a) that includes a cash or deferred arrangement under Code Section 401(k) and that covers such Transferred Employees (the "Buyer Savings Plan").

          (iii) Cooperation. Eagle and Buyer shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 5.7(e), and shall cooperate in taking such other actions as may reasonably be required to effect the distribution and transfer of assets and liabilities as described in this Section 5.7(e).

     (f) Welfare Plans. With respect to any "welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained by Buyer for the benefit of Transferred Employees after the Closing Date, Buyer shall (i) cause there to be waived any pre-existing condition limitations other than with respect to pre-existing conditions of Transferred Employees which are not currently covered by Eagle's welfare benefit plans and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Eagle immediately prior to Closing. Eagle shall retain all liabilities and be responsible for (i) claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred prior to the Closing Date by Transferred Employees, and (ii) claims relating to "COBRA" coverage attributable to "qualifying events" occurring prior to the Closing Date with respect to any Transferred Employees and their beneficiaries and dependents. Buyer shall assume sole responsibility for, (i) claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred on or after the Closing Date by Transferred Employees, and (ii) claims relating to COBRA coverage attributable to "qualifying events" occurring on or after the Closing Date with respect to Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided, that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be created as incurred on or prior to the Closing Date. A disability or workers compensation claim shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date.

     (g) Service Credit. With respect to the Transferred Employees, Buyer shall recognize all service with Eagle and its predecessors, Borden Foods Corporation and Borden Inc., for purposes of eligibility and vesting under all benefit plans of Buyer maintained for the benefit of Transferred Employees to the extent that prior service of similarly situated employees of Buyer is recognized for such purposes, and for which there was a similar Benefit Plan of Eagle for which service with Eagle was applicable for purposes of eligibility and vesting.

     (h) Certain Benefits. Eagle shall provide each Transferred Employee with the following: (i) full vesting of any award or benefit under any Benefit Plan where such vesting was otherwise conditioned upon the future performance of services with Eagle, including under any Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code and under any related non-qualified plan; (ii) payment, as soon as practicable following the Closing Date, of any annual bonus award owed such employee under Eagle's bonus program for Eagle's fiscal year ended June 30, 2001; (iii) if the Closing occurs after August 31, 2001, payment, as soon as practicable following the Closing Date of an estimate of any annual bonus award that such employee would have earned under Eagle's bonus program for the fiscal year in which the Closing Date occurs, based on available data and prorated to reflect the portion of the year actually worked for Eagle; and (iv) payment, as soon as practicable following the Closing Date, of any accrued, but unused vacation days. No payment shall be owed by Eagle pursuant to Section 5.7(h)(iii) if the Closing occurs on or prior to August 31, 2001.

     (i) No Rights Conferred on Employees. Nothing herein, expressed or implied, shall confer upon any employee or former employee of Eagle or Buyer or any of their affiliates (including, without limitation, the Transferred Employees), any rights or remedies including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

     5.8. Asset Reconciliation. Buyer shall be responsible for removing, at its sole expense and risk, all inventory acquired by Buyer hereunder which is not located at the Facility.

     5.9. "As Is" Condition. Except as expressly set forth herein, Buyer agrees that it shall accept all tangible Assets in an "As Is" "Where Is" condition at the Closing Date. Except as expressly set forth herein, neither Eagle nor Holdings makes any warranty with respect to the value, condition or use of the assets, whether expressed or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

     5.10. Non-Solicitation of Eagle Employees.

     (a) Until the Closing shall actually have occurred, Buyer acknowledges that it remains subject to the Confidentiality Letter; provided, that Buyer and its affiliates shall be entitled to make offers of employment to marketing and management employees employed at Eagle's headquarters and any Waterloo Employees. The foregoing provision will not prevent Buyer or any of its affiliates from soliciting for employment or hiring any employee of Eagle or any of its affiliates (i) who responds to a public advertisement placed by Buyer or any of its affiliates, (ii) who has not been employed by Eagle during the preceding six (6) months or (iii) who has been terminated by Eagle or its affiliates.

     (b) Eagle and Buyer agree that a monetary remedy for a breach of the agreements set forth in Section 5.10(a) hereof will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

     (c) If any of the provisions of this Section 5.10 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to Buyer as so curtailed.

     5.11. Prohibited Activities. Until the Closing Date, Buyer shall not, and shall not knowingly permit, instruct or encourage its employees or sales representatives to, provide, furnish or formally announce any incentive to any customer of the Business intended to reduce or defer such customer's purchases of product from Eagle, whether by means of any agreement, arrangement, understanding or promotion.

     5.12. Consumer Claims and Complaints. The parties shall assure that their respective consumer affairs departments cooperate and assist each other to assure the expeditious handling of consumer claims and complaints.

     5.13. Promotion/Pricing Allowance. In the event that customers of the Business bill or make a deduction against Buyer's otherwise valid invoices, for promotion or pricing allowances (such as slotting allowances, returns, retailer or distributor ads, store display allowances and similar items) applicable to the Business prior to Closing or to any of Eagle's businesses other than the Business, Buyer will forward on a weekly basis by the following Tuesday such bill or evidence of such deduction ("Eagle's Deductions") to Eagle for payment. In the event customers of the Business bill Eagle or make a deduction against Eagle's otherwise valid invoices for promotion or pricing allowances applicable to the Business as conducted from and after the Closing, Eagle will forward on a weekly basis by the following Wednesday such bill or evidence of such deduction ("Buyer's Deductions") to Buyer for payment. A representative of each of Eagle and Buyer will coordinate the cash settlement process netting the Buyer's Deductions against Eagle's Deductions and netting amounts owed to Buyer from Eagle pursuant to the order management services provided under the Services Agreement. Proper documentation will be required in each case. If Buyer's Deductions are greater than Eagle's Deductions in any week, Buyer will transfer cash to Eagle by Thursday of that week. If Eagle's Deductions are greater than Buyer's Deductions in any week, Eagle will transfer cash to Buyer by Thursday of that week. Any minor discrepancies found during that week's settlement will be resolved by the following week's cash settlement. A ten percent (10%) annual percentage interest rate will be applied to deductions for both parties, commencing on the date the invalid deduction was taken against an otherwise valid invoice and ending on the date that the cash settlement invoice is passed to the appropriate party. At such time that the weekly net cash settlements are consistently no longer material, Eagle and Buyer will agree by mutual consent to waive the application of an interest rate.

     5.14. Administration of Accounts and Related Matters; Customer Inquiries.

     (a) All payments and reimbursements received by Eagle or any of its affiliates after the Closing related to or arising out of the Assets or Assumed Liabilities, or any Closing Inventory that is returned to Eagle or any affiliate thereof, shall be held by such person in trust for the benefit of Buyer and, immediately upon receipt by such person of any such payment, reimbursement or Closing Inventory, such person shall pay over to Buyer the amount of such payment or reimbursement or deliver to Buyer such Closing Inventory without right of set off.

     (b) All payments and reimbursements received by Buyer or any of its affiliates after the Closing related to or arising out of the Excluded Assets or Excluded Liabilities shall be held by such person in trust for the benefit of Eagle and, immediately upon receipt by such person of any such payment or reimbursement, such person shall pay over to Eagle the amount of such payment or reimbursement without right of set off.

     (c) Eagle covenants and agrees that it will promptly forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business, including, without limitation, customer orders.

     5.15. Covenant Not to Compete; Non Solicitation; Confidentiality.

     (a) Eagle and Holdings acknowledge that the agreements and covenants contained in this Section 5.15 are essential to protect the value of the Business being acquired by Buyer and IP Buyer. Therefore, Eagle and Holdings agree that for the period commencing on the Closing Date and ending on the fifth
(5th) anniversary of the Closing Date (such period is hereinafter referred to as the "Restricted Period"), neither Eagle nor Holdings shall participate or engage, directly or indirectly, whether as an employee, agent, officer, consultant, director, stockholder, partner, joint venturer, investor or otherwise, in developing, manufacturing, marketing, distributing, and selling lemon or lime juice or lemon or lime juice concentrate anywhere in the world.

     (b) Eagle and Holdings acknowledge that the value to IP Buyer and Buyer of the transactions contemplated by this Agreement would be substantially diminished if Eagle or Holdings or any of their respective affiliates were to solicit for employment any Waterloo Employee. Accordingly, Eagle and Holdings shall not, either alone or in conjunction with any other person, or directly or indirectly (including through any of its present or future affiliates), solicit for employment any persons who within the prior twelve (12) months had been a Waterloo Employee; provided, however, that the foregoing provision will not prevent Eagle or Holdings from hiring any such person (i) who responds to a public advertisement placed by Eagle or Holdings or any of its affiliates, (ii) who has not been employed by Buyer or IP Buyer during the preceding six (6) months or (iii) who has been terminated by IP Buyer or Buyer or any of its affiliates.

     (c) Eagle and Holdings will refrain from, either alone or in conjunction with any other person, directly or indirectly (including through any of its presents or future affiliates) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or any client, customer or supplier of the Business.

     (d) Eagle and Holdings further agree that during the Restricted Period, each such party shall refrain from, whether alone or in conjunction with any other person, or directly or indirectly (including through any of its present or future affiliates) causing or attempting to cause any employee of the Business to resign or sever a relationship with IP Buyer or Buyer or any affiliate of Buyer.

     (e) Eagle and Buyer agree that a monetary remedy for a breach of the agreements set forth in this Section 5.15 will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

     (f) If any of the provisions of this Section 5.15 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to Eagle and Holdings, as applicable, as so curtailed; it being the intention of the parties that the provisions of this
Section 5.15 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws and policies of any provision of this Section 5.15) shall not render unenforceable or impair the remainder of the provision of this Section 5.15.

     (g) The parties agree that One Thousand Dollars ($1,000.00) of the Purchase Price will be allocated to the covenants contained in this Section 5.15.

     5.16. Termination of Broker Agreements. On or prior to the Closing, Eagle will send all notices (which shall have been reviewed by Buyer) required to cause the termination of all of the broker agreements and understandings, written or oral, entered into by it or its affiliates with respect to the brokers for the Business, including, but not limited to, any broker agreements set forth in Schedule 3.7 hereto it being understood and agreed that the timing of the actual termination of such broker agreements will occur pursuant to the terms of such broker agreements. For avoidance of doubt, the term "broker agreement" as used in this Section 5.16 does not include distribution agreements or arrangements or understandings with distributors for the Business.

     5.17. Packaging Materials and Supplies. Eagle hereby consents to the use and depletion by Buyer and/or any licensed bottlers after the Closing Date of those on-hand packaging materials and inventories which bear the name and/or corporate logo of Eagle and/or its affiliates. If Buyer and/or licensed bottlers elect to use such on-hand packaging materials, Buyer shall use such on-hand packaging materials on a first-use basis (in preference to any other packaging materials) so as to exhaust such on-hand packaging materials as soon as possible after the Closing Date.

     5.18. No Solicitation or Negotiations. Unless and until this Agreement is terminated in accordance with the provisions hereof, Eagle and Holdings will not, and will cause each director, officer, employee, representative, stockholder, agent, advisor, accountant and attorney of Eagle and Holdings, not to enter into any letters of intent, arrangements, understandings, agreements, or otherwise solicit or engage in any discussions or negotiations concerning, or provide any confidential information or data to any person with respect to the Business, or otherwise cooperate with, encourage or assist any discussions with any person regarding any merger, consolidation, liquidation, dissolution, acquisition, business combination, joint venture, in each case related to the Business, or the sale of all or any significant assets of the Business, directly or indirectly, and will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, however, that the provisions of this Section
5.18 shall not prevent Eagle, Holdings or its affiliates from selling, disposing or otherwise transferring all or any of its assets other than assets used principally in connection with the Business whether by merger, consolidation, liquidation, dissolution, business combination or otherwise.

     5.19. Removal of Excluded Assets. Within ten (10) days of the Closing Date, Eagle shall have removed all Excluded Assets, if any, from the Facility.

     5.20. Mixed Pallet Co-Promotions. The parties hereto shall co-merchandise the products of the Business with other products of Eagle as specified on
Schedule 5.20.

     5.21. Maintenance of Assets. Within twelve (12) months of the Closing Date, Eagle will not, without the consent of Buyer, (a) sell assets representing fifty percent (50%) of the net sales of Eagle after the consummation of the transactions contemplated hereby ("Significant Assets"), (b) distribute its Significant Assets to its stockholders by way of dividend or otherwise, (c) dissolve or liquidate or (d) enter into any written agreement to do any of the foregoing, unless Eagle shall first deliver Ten Million Dollars ($10,000,000.00) in cash (the "Escrow Funds") to a nationally-recognized bank, as escrow agent, mutually selected by Buyer and Eagle, to be held and disbursed by such escrow agent in accordance with the terms of an escrow agreement to be entered into by the parties hereto and the escrow agent at the time of the creation of the escrow. The Escrow Funds shall be available to Buyer and IP Buyer to satisfy any claims pursuant to Section 8.2 hereof. Such escrow shall terminate on the twelve
(12) month anniversary of the Closing Date.

     5.22. Acquisition of Rights of Confidentiality. At the Closing, Eagle and its affiliates shall assign, grant and convey to Buyer all of their respective rights under confidentiality agreements between them and persons other than Buyer that were entered into in connection with or relating to a possible sale of the Business or any part thereof (but only to the extent such agreement relates to the Business) (collectively, the "Other Confidentiality Letters"), including the right to enforce all terms of the Other Confidentiality Letters but only to the extent the Other Confidentiality Letters relate to the Business or any part thereof. At the Closing, Eagle shall deliver to Buyer copies of the Other Confidentiality Letters.

                                   SECTION 6.
                                   CONDITIONS

     6.1. Conditions Precedent to Obligations of All Parties. The respective obligations of all parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) No Injunction, etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or the transfer to Buyer or IP Buyer by Eagle of the Business or any of the Assets, except for the sale of Inventory in the ordinary course of business.

     (b) Regulatory Authorizations. All consents, approvals, authorizations and orders of federal, state and foreign governmental and regulatory authorities as are necessary in connection with the transfer of the Business and of the Assets to Buyer or IP Buyer or which if not obtained would be reasonably likely to subject Buyer, IP Buyer or Eagle, or any stockholder, officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable (the "Required Consents") shall have been obtained, except for Required Consents the failure to obtain which, individually or in the aggregate, are not material to the operations of the Business taken as a whole and the failure of which to obtain would not subject Buyer, IP Buyer, Eagle, or any stockholder, officer, director, or agent of any such person to civil or criminal liability; provided that for purposes of this clause (b) applicable waiting periods specified under the Hart-Scott Act or any similar foreign legislation with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

     6.2. Conditions Precedent to Obligation of Eagle and Holdings. The obligation of Eagle and Holdings to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

     (a) Accuracy of IP Buyer's and Buyer's Representations and Warranties; Covenants of IP Buyer and Buyer. (i) The representations and warranties of IP Buyer and Buyer contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of IP Buyer and Buyer set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; (ii) IP Buyer and Buyer shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and (iii) Eagle and Holdings shall have received a certificate signed by an officer of IP Buyer and Buyer to such effect;

     (b) License Agreements. IP Buyer shall have executed an assignment of each of the Borden License Agreement and the ReaLemon License Agreement, in form and substance reasonably satisfactory to Eagle;

     (c) Assumption Agreement. Buyer and IP Buyer shall have executed an undertaking (the "Assumption Agreement") substantially in the form of Exhibit C pursuant to which Buyer and IP Buyer agree to assume all Assumed Liabilities;

     (d) Exemption Certificates. Buyer and IP Buyer shall have executed and delivered to Eagle all certificates required by all relevant taxing authorities that are necessary to support any exemption from the imposition of any sales or similar Tax on the transfer of the Assets;

     (e) Tax Forms. Buyer and IP Buyer shall have executed and delivered to Eagle and Holdings all transfer tax forms and returns required to be filed by Buyer or IP Buyer, as the case may be, in connection with the transactions contemplated hereby; and

     (f) Opinion of Counsel. Eagle and Holdings shall have received a favorable opinion, dated the Closing Date, of Morgan, Lewis & Bockius LLP, counsel for Buyer and IP Buyer, substantially in the form of Exhibit D hereof.

     6.3. Conditions Precedent to Obligation of IP Buyer and Buyer. The obligation of Buyer and IP Buyer to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

     (a) Accuracy of Representations and Warranties of Eagle and Holdings; Covenants of Eagle and Holdings. (i) The representations and warranties of Eagle and Holdings contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of Eagle and Holdings set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; (ii) Eagle and Holdings shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and (iii) IP Buyer and Buyer shall have received a certificate signed by an officer of Eagle and Holdings to such effect;

     (b) License Agreements. Eagle shall have executed assignments of the Borden License Agreement and the ReaLemon License Agreement, in form and substance reasonably satisfactory to IP Buyer;

     (c) Bill of Sale. Eagle shall have executed and delivered to IP Buyer and Buyer a bill of sale, substantially in the form of Exhibit E hereof;

     (d) Opinion of Counsel. IP Buyer and Buyer shall have received a favorable opinion, dated the Closing Date, of Willkie Farr & Gallagher, counsel for Eagle and Holdings, substantially in the form of Exhibit F hereof;

     (e) Litigation. There shall not be pending or threatened by any person any suit, action or proceeding: (i) challenging or seeking to restrain or prohibit the purchase of the Business or the Assets as contemplated by this Agreement or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer in connection with the purchase of the Business or the Assets contemplated by this Agreement any damages that are material in relation to the size of the transaction contemplated hereby or to IP Buyer or Buyer; (ii) seeking to prohibit or limit the ownership or operation by IP Buyer or Buyer of the Business or to compel IP Buyer or Buyer to dispose of or hold separate any material portion of the business or assets of IP Buyer or Buyer as a result of the purchase of the Business or the Assets contemplated by this Agreement or any of the other transactions contemplated by this Agreement; (iii) seeking to prohibit IP Buyer or Buyer from effectively controlling in any material respect the Business; or (iv) before any Federal, state or foreign commission, court, tribunal, board or governmental agency which, if determined or resolved adversely or in accordance with the plaintiffs' demands would have a Material Adverse Effect;

     (f) No Material Adverse Change. During the period from the date hereof to the Closing Date except as set forth in Schedule 3.5 or Schedule 5.1, there shall not have been any material adverse change in the assets, properties, business, results of operations or financial condition of the Business taken as a whole, changes relating to the economy in general or changes relating to the industry in which the Business operates in general;

     (g) Deed. Eagle shall have executed and delivered to Buyer a bargain and sale deed with covenants against grantor's acts to all of the Real Property executed and acknowledged by Eagle in proper form for recording, with all necessary revenue stamps attached, conveying to Buyer fee title to the Real Property subject to the Permitted Liens;

     (h) Tax Forms. Eagle shall have executed and delivered to IP Buyer and Buyer all transfer tax forms and returns required to be filed by Eagle prior to or on the Closing Date in connection with the transactions contemplated hereby;

     (i) FIRPTA. Eagle shall have executed and delivered to Buyer an affidavit pursuant to the Foreign Investment in Real Property Tax Act (in the form of Exhibit G hereof);

     (j) Services Agreement. Eagle shall have executed and delivered to Buyer a services agreement (the "Services Agreement"), substantially in the form of Exhibit H hereof pursuant to which Eagle will provide certain transition services to Buyer in connection with the operation of the Business for a period of up to six (6) months after Closing;

     (k) Title Affidavits. Eagle shall have executed and delivered such affidavits, indemnities and information as Buyer's nationally-recognized title insurance company shall reasonably require in order to insure Buyer's title in accordance with this Agreement;

     (l) Real Property Records. With respect to Real Property and the Facility, Eagle shall have delivered to Buyer to the extent in its possession or control
(i) copies of all available plans and specifications, (ii) duplicate originals of all guarantees and warranties which Eagle received from its contractors, suppliers or material men, and (iii) all records and files with respect to operation and maintenance;

     (m) Third Party Consents. The consents listed in Schedule 6.3(m) hereto shall have been obtained in form and substance reasonably satisfactory to Buyer;

     (n) Assignment of Intellectual Property. Eagle shall have executed assignments of the Intellectual Property to IP Buyer in form and substance reasonably satisfactory to IP Buyer;

     (o) Delivery of Books and Records and Technology. Eagle shall have delivered to Buyer and IP Buyer all of the Books and Records and the Technology; and

     (p) Products Formulae. Buyer and IP Buyer shall have received at the Closing, all copies of the formula cards, secret processes, product manuals and similar information with respect to the composition and manufacture of the products of the Business;

     (q) Tangible Property. Buyer shall have received at Closing all items of tangible property included in the Assets; and

     (r) Insurance Policy. An insurance policy with one of the insurance carriers listed on Schedule 6.3(r) in form and substance reasonably satisfactory to Buyer, listing Buyer and certain of Buyer's affiliates as the named insured and Eagle as an additional insured to cover up to Five Million dollars ($5,000,000.00) of Environmental Liabilities of the Business for a period of between five (5) years and ten (10) years (at Buyer's sole discretion) from the Closing Date (the "Environmental Insurance") shall be obtained;

provided, that the items listed in subsections (l), (o), (p) and (q) hereto shall be deemed to have been delivered pursuant to this Section 6.3 if such item has been delivered to or is otherwise located at the Facility on the Closing Date.

                                   SECTION 7.
                                     CLOSING

     7.1. Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 9 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY at 10:00 a.m., New York City time, on September 17, 2001 (or as soon as practicable thereafter as all of the conditions to the Closing set forth in
Section 6 hereof are satisfied or waived) by the party entitled to waive such conditions, or such other date, time and place as shall be agreed upon by Eagle and Buyer (the actual date and time being herein called the "Closing Date").

     7.2. Buyer Deliveries. At the Closing, Buyer and IP Buyer, as applicable, shall deliver to Eagle:

     (a) the Purchase Price as provided in Sections 2.1 and 2.2 hereof;

     (b) the documents described in Section 6.2 hereof; and

     (c) such other documents and instruments as counsel for the parties hereto mutually agree to be reasonably necessary to consummate the transactions described herein.

     7.3. Eagle Deliveries. At the Closing, Eagle shall deliver to IP Buyer and Buyer, as applicable:

     (a) the documents described in Section 6.3 hereof;

     (b) limited or special warranty deeds to the Real Property;

     (c) releases, pay off letters, mortgage releases and UCC-3 termination statements from all parties holding liens, encumbrances, mortgages or other security interests in any of the Assets other than Permitted Liens; and

     (d) such other documents and instruments as counsel for the parties hereto mutually agree to be reasonably necessary to consummate the transactions described herein.

                                   SECTION 8.
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     8.1. Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Eagle and Holdings, on the one hand, and IP Buyer and Buyer, on the other hand, have the right to rely fully upon the representations, warranties covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Eagle, Holdings, IP Buyer and Buyer contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in
Section 3.2, 3.14, 4.2 and 4.4, (b) until sixty (60) calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered by
Section 3.11; and (insofar as they relate to ERISA or the Code) Section 3.12,
(c) until the fourth (4th) anniversary of the Closing Date with respect to
Section 3.15 and (d) until the fifteen (15) month anniversary of the Closing in the case of all other representations and warranties or until the fifteen (15) month anniversary of the expiration or final performance date thereof with respect to all other covenants and agreements contained in this Agreement and if no such expiration or final performance date is specified, indefinitely.

     8.2. Indemnification by Eagle and Holdings.

     (a) Eagle and Holdings shall, jointly and severally, defend, indemnify and hold IP Buyer and Buyer and their respective officers, directors, employees, agents and affiliates harmless from and against and in respect of any and all actual losses, costs, (including environmental investigations and remediation costs) liabilities, damages, judgments, fines, penalties, demands, settlements and expenses, including reasonable attorneys' fees, incurred directly by such persons (collectively, "Buyer Losses") which arise out of (i) any breach of any of the representations and warranties of Eagle or Holdings contained in this Agreement, (ii) any breach by Eagle or Holdings of any of its covenants (other than the covenant set forth in clause (ii) of the first sentence of Section 5.3(c)) in this Agreement which survive the Closing, (iii) the ownership, operation or use of any of the Excluded Assets, or (iv) Excluded Liabilities. Buyer and IP Buyer shall give Eagle and Holdings prompt written notice of any third party claim which may give rise to any indemnity obligation under this
Section 8.2 and Eagle and Holdings shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Buyer and IP Buyer within thirty (30) days of receipt of such written notice; provided, however, that Eagle's and Holdings' counsel shall be reasonably satisfactory to such IP Buyer and Buyer. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If IP Buyer or Buyer desires to participate in any such defense assumed by Eagle and Holdings, they may do so at their sole cost and expense. If Eagle and Holdings decline to assume any such defense, they shall jointly and severally be liable for all reasonable costs and expenses of defending such claim incurred by Buyer and IP Buyer, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

     (b) The foregoing obligation to indemnify IP Buyer and Buyer and their respective officers, directors, employees, agents and affiliates set forth in
Section 8.2(a) shall be subject to each of the following limitations:

          (i) The indemnification obligation of Eagle and Holdings for any breach of the representations and warranties of Eagle or Holdings contained in this Agreement and any breach of the agreements and covenants to be performed by Eagle or Holdings shall survive the periods set forth in
     Section 8.1, and thereafter all such representations and warranties of Eagle and Holdings under this Agreement shall be extinguished. No claim for the recovery of such Buyer Losses may be asserted by IP Buyer, Buyer or their respective officers, directors, employees, agents and affiliates after such periods; provided, however, that claims first asserted in writing with specificity within such period shall not thereafter be barred.

          (ii) No reimbursement for Buyer Losses asserted against Eagle or Holdings under Section 8.2(a)(i) above shall be required unless and until the cumulative aggregate amount of such Buyer Losses equals or exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the "Threshold") and then only to the extent that the cumulative aggregate amount of Buyer Losses, as finally determined, exceeds the Threshold.

          (iii) Eagle's liability to IP Buyer, Buyer and their respective officers, directors, employees, agents and affiliates under Section 8.2(a)(i) for Buyer Losses in excess of the Threshold shall not exceed twenty-five percent (25%) of the Purchase Price.

          (iv) For purposes of determining indemnification obligations hereunder, all qualifications as to "materiality" or "Material Adverse Effect" in any representation (other than Section 3.5(a)(ii)) or covenant (other than Section 5.1) shall be disregarded (and such provision shall be read without such qualifications) and the limitations set forth in this
     Section 8.2 shall exclusively be applicable.

     (c) The indemnities provided in this Section 8.2 shall survive the Closing. Absent fraud, the indemnity provided in this Section 8.2 and injunctive relief shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a) and
(b).

     (d) In no event shall Eagle, Holdings or their affiliates be liable to IP Buyer, Buyer or their respective officers, directors, employees, agents and affiliates for special, indirect, incidental, consequential or punitive damages.

     8.3. Indemnification by Buyer and IP Buyer.

     (a) Buyer and IP Buyer shall defend, indemnify and hold Eagle, Holdings and their respective officers, directors, employees, agents and affiliates harmless from and against and in respect of any and all actual losses, costs, liabilities, damages, judgments, fines, penalties, demands, settlements and expenses, including reasonable attorney fees, incurred directly by such persons (hereinafter "Sellers' Losses"; and together with Buyer Losses, "Losses") arising out of (i) any breach of any of the representations and warranties of Buyer or IP Buyer contained in this Agreement, (ii) any breach by Buyer or IP Buyer of any of their covenants (other than the covenant set forth in clause
(ii) of the first sentence of Section 5.3(b)) in this Agreement which survives the Closing, (iii) the ownership, operation or use of the Assets on or after the Closing Date or (iv) all Assumed Liabilities. Eagle and Holdings shall give Buyer and IP Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.3 and Buyer and IP Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Eagle and Holdings within thirty (30) days of receipt of such written notice; provided, however, that Buyer's or IP Buyers' counsel shall be reasonably satisfactory to Eagle and Holdings. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Eagle or Holdings desires to participate in any such defense assumed by Buyer and IP Buyer, they may do so at their sole cost and expense. If Buyer and IP Buyer decline to assume any such defense, they shall be jointly and severally liable for all costs and expenses of defending such claim incurred by Eagle and Holdings, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

     (b) The foregoing obligation to indemnify Eagle, Holdings and their respective officers, directors, employees, agents and affiliates set forth in
Section 8.3(a) shall be subject to each of the following limitations:

          (i) The indemnification obligation of IP Buyer and Buyer for any breach of the representations and warranties of Buyer and IP Buyer contained in this Agreement and any breach of the agreements and covenants of IP Buyer and Buyer to be performed shall survive for the periods set forth in Section 8.1, and thereafter all such representations and warranties of IP Buyer and Buyer under this Agreement shall be extinguished. No claim for the recovery of such Sellers' Losses may be asserted by Eagle, Holdings or their respective officers, directors, employees, agents and affiliates, after such periods; provided, however, that claims first asserted in writing with specificity within such period shall not thereafter be barred.

          (ii) No reimbursement for Sellers' Losses asserted against Buyer under
     Section 8.3(a)(i) above shall be required unless and until the cumulative aggregate amount of such Sellers' Losses equals or exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the "Buyer Threshold") and then only to the extent that the cumulative aggregate amount of Sellers' Losses, as finally determined, exceeds the Buyer Threshold.

          (iii) Buyer's and IP Buyer's liability to Eagle, Holdings and their respective officers, directors, employees, agents and affiliates under
     Section 8.3(a)(i) for Sellers' Losses in excess of the Buyer Threshold shall not exceed twenty-five percent (25%) of the Purchase Price.

          (iv) For purposes of determining indemnification obligations hereunder, all qualifications as to "materiality" or "Material Adverse Effect" in any representation or covenant shall be disregarded (and such provision shall be read without such qualifications) and the limitations set forth in this Section 8.3 shall exclusively be applicable.

     (c) The indemnities provided in this Section 8.3 shall survive the Closing. Absent fraud, the indemnity provided in this Section 8.3 and injunctive relief shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a) and
(b).

     (d) In no event shall IP Buyer or Buyer be liable to Eagle, Holdings or their respective officers, directors, employees, agents and affiliates for special, indirect, incidental, consequential or punitive damages.

     8.4. Indemnification Calculations.

     (a) The amount of any Sellers' Losses or Buyer Losses for which indemnification is provided under this Section 8 shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses and the indemnified party must first seek coverage to the maximum extent under any insurance policy before the indemnifying party is obligated to provide indemnification to the indemnified party under this Section 8. If the payment or accrual by the indemnified party of the amount with respect to which any claim is made under this Section 8 (an "Indemnity Claim") would give rise to a current income tax deduction and thereby a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 8.4, a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced as compared with the tax that would have been payable by such party but for the payment or accrual of the amount with respect to which the Indemnity Claim is made (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For the purposes of this Section 8.4, a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 8.4. The amount of the refunded reduction or payment shall be deemed a payment under this Section 8.4 and thus shall be paid subject to any applicable reductions under this Section 8.4.

     (b) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                                   SECTION 9.
                                   TERMINATION

     9.1. Termination Events. Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

     (a) by mutual consent of the parties hereto;

     (b) by any party by notice to the other party if the Closing shall not have been consummated on or before October 31, 2001, unless extended by written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default or breach hereunder; or

     (c) at any time before the Closing, by Eagle or Holdings on the one hand, and Buyer or IP Buyer, on the other hand, in the event (i) following written notification of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within fifteen (15) business days following notification thereof by the terminating party or (ii) following written notification, upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligation under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such conditions to be satisfied is not caused by a breach hereof by the terminating party.

     9.2. Effect of Termination. In the event of any termination of the Agreement as provided in Section 9.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any party hereto, except that (i) the obligations of the parties hereto under Sections 5.2, 5.4, 5.10 and 11.6 of this Agreement shall remain in full force and effect and (ii) termination shall not preclude either party from suing the other party for breach of this Agreement.

                                  SECTION 10.
                         ALTERNATIVE DISPUTE RESOLUTION

     The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party(ies) written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's original notice, or if the parties fail to meet within twenty (20) days, either party may initiate legal proceedings to resolve the controversy or claim. If a party's negotiator intends to be accompanied at a meeting by an attorney, the other party's negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Nothing in this Section 10 shall (a) supercede or modify in any respect any other dispute resolution procedure specifically described herein, including, without limitation, those described in Section 2.2, or (b) limit in any way the rights of any party hereto to seek injunctive relief for any matter for which such party specifically has the right to seek injunctive relief under this Agreement.

                                   SECTION 11.
                                  MISCELLANEOUS

     11.1. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

          If to IP Buyer or Buyer:  Mott's Inc.
                                    6 High Ridge Road
                                    Stamford, Connecticut 06905
                                    Att:  Vice President and General Counsel
                                    Fax:  203-968-5627

          With a copy to:           Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York 10178
                                    Att:  Paul M. Vogt, Esq.
                                    Fax:  212-309-6273

          If to Eagle or Holdings:  Eagle Family Foods, Inc.
                                    Eagle Family Foods Holdings, Inc.
                                    735 Taylor Road
                                    Suite 100
                                    Gahanna, OH  43230

                                    Att:  President and Chief Executive Officer
                                    Fax:  614-501-4295

          With a copy to:           Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York 10019-6099
                                    Att:  Steven J. Gartner, Esq.
                                    Fax:  212-728-8111

or to such other address as any such party shall designate by written notice to the other parties hereto.

     11.2. Bulk Transfers. IP Buyer and Buyer waive compliance with the provisions of all applicable laws relating to bulk transfers in connection with the Asset Purchase. Eagle and Holdings shall jointly and severally indemnify IP Buyer and Buyer and their respective officers, directors, employees, agents and affiliates in respect of, and hold each of them harmless from and against, any and all losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Eagle to comply with the provisions of all applicable laws relating to bulk transfers in connection with the Asset Purchase.

     11.3. Transaction Taxes. Buyer and Eagle shall each be responsible for the payment of fifty percent (50%) of all sales and transfer taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement and to the extent any exemptions from such taxes are available Buyer and Eagle shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

     11.4. Further Assurances; Asset Returns. Upon request from time to time, Eagle shall execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyer, to perfect or record the title of IP Buyer or Buyer, or any successor of IP Buyer or Buyer, to the Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that IP Buyer or Buyer shall reimburse Eagle for all reasonable out of pocket costs and expenses resulting from any such request). In the event that Buyer receives any assets of Eagle that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Business, Buyer agrees to promptly return such assets to Eagle at Eagle's expense. Effective on the Closing Date, Eagle hereby constitutes and appoints Buyer the true and lawful attorney of Eagle, with full power of substitution, in the name of Eagle or Buyer, but on behalf of and for the benefit of Buyer; (a) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (b) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (c) to defend or compromise any or all legal or administrative actions or proceedings in respect of any of the Assets; and (d) to do all such acts and things in relation to the matters set forth in the preceding clauses (a) through (c) as Buyer shall deem desirable. Eagle hereby acknowledges that the appointment hereby made and the power hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Eagle shall deliver to Buyer at its request an acknowledged power of attorney to the foregoing effect executed by Eagle.

     11.5. Other Covenants. To the extent that any consents needed to assign to IP Buyer or Buyer any of the Assets have not been obtained on or prior to the Closing Date this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Subject to the rights of IP Buyer and, Buyer to terminate this Agreement, if any such consent shall not be obtained on or prior to the Closing Date, then (a) the parties shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and (b) if in the reasonable judgment of IP Buyer or Buyer such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective affiliates to cooperate, in any lawful arrangement designed to provide for IP Buyer and Buyer the benefits under any such Assets.

     11.6. Expenses. Subject to Section 11.3 and Section 2.2, the parties shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, except that Buyer shall be responsible for the payment of any filing fee under the Hart-Scott Act. Eagle shall pay the premiums on the Environmental Insurance for the first four (4) years of coverage thereunder and Buyer shall pay the premiums on the Environmental Insurance for any subsequent years of coverage thereunder. Eagle shall reimburse Buyer for the amount of any deductible paid by Buyer pursuant to the Environmental Insurance during the first four (4) years of coverage. Notwithstanding the foregoing, Buyer shall be solely responsible for paying any portion of such premiums or deductibles relating to coverage for items disclosed in Schedule 3.15.

     11.7. Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consents, shall be null and void; provided, that Buyer and IP Buyer may assign their respective rights and obligations hereunder to any of their affiliates (whether now or hereafter existing); provided, further, that no such assignment shall relieve Buyer or IP Buyer of any of their obligations hereunder.

     11.8. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     11.9. Representations and Warranties; Schedules and Exhibits.

     (a) IP Buyer and Buyer acknowledge and agree that neither Eagle nor Holdings, is making any representation or warranty whatsoever, express or implied, including, without limitation, in respect of Holdings, Eagle, the Business or the Assets, except those representations and warranties of Eagle and Holdings explicitly set forth in this Agreement or in the schedules hereto prepared by Eagle and Holdings. Each of Buyer, IP Buyer, Eagle and Holdings agrees that except to the extent expressly covered by a representation or warranty contained in this Agreement or in the Schedules hereto or except for claims based on fraud, neither Eagle, Holdings nor any of the respective officers, directors, stockholders, employees, affiliates, representatives or agents of Eagle or Holdings shall have any liability or responsibility arising out of, or relating to, any information (whether written or oral), documents or materials furnished by Eagle or Holdings or any of their officers, directors, stockholders, employees, affiliates or any of their respective representatives or agents, including the Confidential Information Memoranda prepared by Credit Suisse First Boston Corporation, and any information, documents or materials made available to Buyer and IP Buyer in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated by this Agreement.

     (b) All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. All statements contained in schedules, exhibits, certificates and other instruments attached hereto or delivered or furnished on behalf of Eagle or Holdings, pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Eagle or Holdings. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement or in the Financial Statements in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     11.10. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto other than those persons entitled to indemnification under Section 8 and Section 11.2.

     11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     11.12. Consent to Jurisdiction. Each of the parties hereto, irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     11.13. Certain Definitions. For purposes of this Agreement, the term:

          (i) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (ii) "person" means an individual, corporation, partnership, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934);

          (iii) "subsidiary" or "subsidiaries" of IP Buyer, Buyer, Eagle or any other person means any person of which Buyer, Eagle or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such person; and

          (iv) "the knowledge of" a party hereto when modifying any representation and warranty shall mean that such party has no knowledge that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty, and that:

               (A) such party has made appropriate investigations and inquiries of its officers and responsible employees; and

               (B) nothing has come to its attention in the course of such investigation and inquiries or otherwise which would cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct in all material respects.

     Eagle and Holdings shall be deemed to have satisfied the requirements of this Section 11.13 by making appropriate investigations and inquiries of the current or former officers and employees of Eagle and Holdings listed in
Schedule 11.13, and no knowledge of any other current or former officer or employee of Eagle or Holdings shall be imputed to the persons listed in Schedule
11.13 or to Eagle or Holdings.

     11.14. Entire Agreement. This Agreement, and the Schedules and Exhibits hereto set forth the entire understanding of the parties hereto and no modifications or amendments to this Agreement shall be binding on the parties unless in writing and signed by the party or parties to be bound by such modification or amendment.

     11.15. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.16. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     11.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

     11.18. Updating Eagle Disclosure Schedules. Eagle and Holdings may update or supplement any Schedule in Section 3 in writing delivered to Buyer at any time on or prior to Closing to reflect matters which occur subsequent to the date hereof and do not result from the breach of any of the covenants contained in Section 5.1. Buyer in its sole discretion shall either (i) accept such Schedules as modified and close the Asset Purchase and the transactions contemplated by this Agreement, thereby waiving any claim Buyer may have that such modification is a breach of the representations and warranties given in
Section 3 on the Closing Date, or (ii) terminate this Agreement in the event such modification has, individually or in the aggregate, a Material Adverse Effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                        EAGLE FAMILY FOODS, INC.

                                        By: /s/  Jonathan F. Rich
                                            ------------------------------
                                            Name:  Jonathan F. Rich
                                            Title: Vice President and General
                                                   Counsel


                                        EAGLE FAMILY FOODS HOLDINGS, INC.

                                        By: /s/  Jonathan F. Rich
                                            ------------------------------
                                            Name:  Jonathan F. Rich
                                            Title: Vice President and General
                                                   Counsel


                                        MOTT'S INC.

                                        By: /s/  David A. Gerics
                                            ------------------------------
                                            Name:  David A. Gerics
                                            Title: Vice President


                                        CADBURY BEVERAGES DELAWARE, INC.

                                        By: /s/  David A. Gerics
                                            ------------------------------
                                            Name:  David A. Gerics
                                            Title: Senior Vice President

                             INDEX OF DEFINED TERMS

                                                  PAGE
                                                  ----
[COLUMN 1]

1060 Forms..........................................7
Accounting Practices...............................12
affiliate..........................................51
Agreement...........................................1
Annual Financial Statements........................12
Arthur Andersen.....................................8
Asset Purchase......................................1
Assets..............................................1
Assumed Liabilities.................................5
Assumption Agreement...............................39
Audited Closing Statement...........................8
Benefit Plans......................................20
Books and Records..................................30
Borden License Agreement...........................30
Bridge Annual Financial Statements.................13
Bridge Interim Financial Statements................13
Business Employees.................................20
Buyer...............................................1
Buyer Losses.......................................42
Buyer Material Adverse Effect......................25
Buyer Savings Plan.................................32
Buyer Threshold....................................45
Buyer's Deductions.................................34
Closing............................................41
Closing Date.......................................41
Closing Inventory...................................7
Closing Statement...................................8
Code................................................7
Commission.........................................13
Commission Filings.................................13
Confidentiality Letter.............................28
Contract...........................................15
Copyright Rights...................................18
Corporate Employees................................31
Disclosed Contracts................................16
DOJ................................................29
Eagle...............................................1
Eagle's Deductions.................................34
Environment........................................22
Environmental Claim................................22
Environmental Clean-up Site........................22
Environmental Insurance............................41
Environmental Laws.................................23



[COLUMN 2]
Environmental Liability............................23
Environmental Permits..............................21
ERISA..............................................20
Escrow Funds.......................................37
Excluded Assets.....................................3
Excluded Liabilities................................6
Facility...........................................14
FD&C Act...........................................23
Financial Statements...............................12
Forecasted Inventory................................8
FTC................................................29
GAAP...............................................12
Hart-Scott Act.....................................28
Hazardous Substance................................23
Holdings............................................1
Indemnity Claim....................................45
Insurance Policies.................................18
Intangible Property.................................2
Interim Financial Statements.......................12
Internet Rights....................................18
Inventory...........................................3
IP Buyer............................................1
Licensed Marks.....................................30
Licenses and Permits...............................21
Losses.............................................44
Machinery...........................................2
Material Adverse Effect............................11
Neutral Accounting Firm.............................8
Objection...........................................8
Other Confidentiality Agreements...................37
Patent Rights......................................17
person.............................................51
Purchase Price......................................7
Real Property......................................14
ReaLemon License Agreement.........................30
Release............................................23
Remedial Action....................................23
Report..............................................8
Required Consents..................................38
Restricted Period..................................35
Savings Plan.......................................32
Sellers' Losses....................................44
Services Agreement.................................40

                                                  PAGE
                                                  ----

[COLUMN 1]
Significant Assets.................................37
Site...............................................23
subsidiaries.......................................51
subsidiary.........................................51
Tax Benefit........................................46
Tax Returns........................................19
Taxes..............................................18



[COLUMN 2]
Technology.........................................17
Threshold..........................................43
Trade Payables......................................6
Trademark Rights...................................17
Transferred Employees..............................31
Waterloo Employees.................................31


                                       ii